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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Willis Lease Finance Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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WILLIS LEASE FINANCE CORPORATION

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

        You are cordially invited to attend the 2010 Annual Meeting of Stockholders of WILLIS LEASE FINANCE CORPORATION, which will be held at our executive offices, 773 San Marin Drive, Suite 2215, Novato, California, 94998 at 2:00 p.m. local time on Thursday May 20, 2010. Directions to attend the Annual Meeting where you may vote in person can be found on our website: www.willislease.com (see "Investor").

        In addition to any other business that may properly come before the meeting or any adjournment or postponement thereof, the following proposals are to be voted on at the Annual Meeting:

  •
  To elect two Class III Directors to serve until the 2013 Annual Meeting of Stockholders: Charles F. Willis, IV, and Hans Joerg Hunziker. The Board of Directors recommends that you vote FOR this proposal.

  •
  To approve the amendment and restatement of the Company's Employee Stock Purchase Plan (the "ESPP") to increase the maximum number of shares of common stock authorized for issuance over the term of the ESPP from 175,000 to 250,000 shares and to extend the term of the ESPP until the last business day of July 2020. The Board of Directors recommends that you vote FOR this proposal.

  •
  To approve the Company's Performance-Based Compensation Policy for purposes of Section 162(m) of the Internal Revenue Code. The Board of Directors recommends that you vote FOR this proposal.

  •
  To ratify the appointment of KPMG, LLC as the Company's independent public accounting firm. The Board of Directors recommends that you vote FOR this proposal.

        The Board of Directors has fixed the close of business on March 22, 2010 as the record date for determining those stockholders who will be entitled to notice of and to vote at the meeting. The stock transfer books will not be closed between the record date and the date of the meeting. A quorum comprising the holders of the majority of the outstanding shares of our common stock on the record date must be present or represented for the transaction of business at the 2010 Annual Meeting of Stockholders. Accordingly, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE, to ensure that your shares will be voted at the 2010 Annual Meeting of Stockholders. You may revoke your proxy at any time prior to the time it is voted.

        The proxy material is being mailed to you on or about April 30, 2010. Please read the proxy material carefully. Your vote is important, and we appreciate your cooperation in considering and acting on the matters presented.

By Order of the Board of Directors,

Charles F. Willis, IV Chairman of the Board

April 30, 2010

WILLIS LEASE FINANCE CORPORATION

PROXY STATEMENT

i

You should read the entire proxy
statement carefully prior to returning your proxy

PROXY STATEMENT
FOR
2010 ANNUAL MEETING OF STOCKHOLDERS
OF
WILLIS LEASE FINANCE CORPORATION
To Be Held on May 20, 2010

 SOLICITATION AND VOTING OF PROXIES

General

        This proxy statement is furnished in connection with the solicitation by the Board of Directors (also referred to as the "Board") of WILLIS LEASE FINANCE CORPORATION ("we," "us," "our," "Willis Lease" or the "Company") of proxies to be voted at the 2010 Annual Meeting of Stockholders, which will be held at 2:00 p.m. local time on Thursday, May 20, 2010 at our executive offices, located at 773 San Marin Drive, Suite 2215, Novato, California 94998, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of 2010 Annual Meeting of Stockholders.

        This proxy statement is being mailed to stockholders on or about April 30, 2010. Our 2009 Annual Report is being mailed to stockholders concurrently with this proxy statement. You should not regard the 2009 Annual Report as proxy soliciting material or as a communication by means of which any solicitation of proxies is to be made.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 20, 2010: The Proxy Statement and the 2009 Annual Report are available at http://materials.proxyvote.com/970646.

Voting

        The close of business on March 22, 2010 is the record date for determining whether you in your capacity as a stockholder are entitled to notice of and to vote at the 2010 Annual Meeting of Stockholders. As of that date, we had 9,196,673 shares of common stock, $0.01 par value, issued and outstanding. All of the shares of our common stock outstanding on the record date are entitled to vote at the 2010 Annual Meeting of Stockholders. If you are entitled to vote at the meeting, you will have one vote for each share of common stock you hold with regard to each matter to be voted upon.

        The required quorum for the meeting is a majority of the outstanding shares of common stock eligible to be voted on the matters to be considered at the meeting.

        Shares of our common stock represented by proxies which are properly executed and returned to us on the accompanying proxy card will be voted at the 2010 Annual Meeting of Stockholders in accordance with the instructions you mark on the proxy card. If you do not mark any instructions on the proxy card, your shares represented by the proxy card will be voted for the election of the Board's nominees as Class III Directors, and in favor of Proposals 2, 3 and 4. In the election for directors (Proposal 1), the nominees for Class III Directors receiving the highest number of affirmative votes will be elected. The affirmative vote of a majority of the shares voted in person or by proxy at the 2010 Annual Meeting is required for the adoption of Proposals 2, 3 and 4.

        If a properly signed proxy or ballot indicates that you abstain from voting or that your shares are not to be voted on a particular proposal, your shares will not be counted as having been voted on that proposal, although your shares will be counted as being in attendance at the meeting for purposes of determining the presence of a quorum. Broker non-votes (i.e., shares held by brokers or nominees as to which instructions have not been received from beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) are counted towards a quorum, but are not counted for purposes of the proposals in determining whether a matter has been approved by a majority of the shares represented in person or by proxy and entitled to vote.

        Our management does not know of any matters to be presented at the 2010 Annual Meeting of Stockholders other than those set forth in this proxy statement and in the Notice accompanying this proxy statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment.

Revocability of Proxies

        If you give a proxy in the form accompanying this proxy statement, you have the right to revoke it at any time before it is voted at the meeting. You may revoke your proxy by:

  •
  filing an instrument of revocation with our Corporate Secretary;

  •
  presenting at or prior to the meeting of a duly executed proxy bearing a later date; or

  •
  attending the meeting and electing to vote in person.

Solicitation

        This solicitation is made by our Board of Directors on our behalf. The entire cost of preparing, assembling and mailing the Notice of 2010 Annual Meeting of Stockholders, this proxy statement and the enclosed proxy card, and of soliciting proxies, will be paid by us. Proxies will be solicited principally through the use of the mails, but we may solicit proxies personally or by telephone, electronic mail or special letter by our officers and our regular employees for no additional compensation. We have retained American Stock Transfer & Trust and Broadridge to aid in the solicitation at an estimated cost to us of approximately $11,300 plus out-of-pocket expenses.

INFORMATION ABOUT THE BOARD OF DIRECTORS
AND THE COMMITTEES OF THE BOARD

Board of Directors

        Our Bylaws authorize us to have six Directors. At the present time, the Board consists of six Directors who are divided into three classes of two directors each: Class I, Class II and Class III. One class is elected each year for a three-year term. Gérard Laviec, W. William Coon, Jr., Hans Joerg Hunziker, and Robert T. Morris are independent directors, as defined in the NASDAQ listing standard.

        Our business, property and affairs are managed under the direction of the Board. Directors are kept informed of our business through discussions with our President and Chief Executive Officer and our other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. The Board held a total of five meetings during the fiscal year ended December 31, 2009. Each incumbent director attended at least 75% of the aggregate of: (i) the total number of meetings of the Board; and (ii) the total number of meetings held by all Committees of the Board on which he served.

Communications with the Board

        You may communicate with the Board of Directors by sending a letter to: Board of Directors, Willis Lease Finance Corporation, c/o Office of the Corporate Secretary, 773 San Marin Drive, Suite 2215, Novato, California 94998. Our Office of the Corporate Secretary will receive your correspondence and forward it to the Board of Directors or to any individual director or directors to whom your communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to us or our business, or is similarly inappropriate. The Office of the Corporate Secretary has the authority to discard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Attendance at the Annual Meeting of Stockholders

        Mr. Willis attended the 2009 Annual Meeting of Stockholders; our other directors did not attend. We have no policy requiring Board members to attend our annual meeting.

Committees of the Board

        The Board of Directors has an Audit Committee and a Compensation Committee, both currently comprised solely of independent directors, as defined by the NASDAQ listing standard.

        The Board does not have a nominating committee or committee performing the functions of such a committee. The Board has determined that the function of a nominating committee is adequately fulfilled by the independent directors. It has not established such a committee and therefore has no nominating committee charter. The full Board of Directors participates in the consideration of any director nominee.

        Although we have not formally set any specific minimum qualifications that director nominees must possess, we look for candidates with the appropriate experience in aviation and leasing, a strong professional background, and a general understanding of marketing, finance and other disciplines related to the success of a company in our industry. And although not part of any formal policy, our goal is a balanced and diverse Board, with members whose skills, background and experience are complimentary and, together, cover the spectrum of areas that impact our business. Our directors are generally nominated by our management or other directors, and each nominee is evaluated based on the above qualifications and in the context of the Board as a whole. While we do not normally engage professional search firms or other third parties in connection with our Board nomination process, we may do so in the future.

        Since we do not have a history of stockholder nominations of directors, we do not have a formal policy regarding stockholder nominees to the Board. Under our Bylaws, stockholders wishing to nominate a candidate for director must give notice to our Corporate Secretary no later than the close of business on the 90th day prior to the first anniversary of our preceding year's annual meeting. If the annual meeting is more than 30 days before or 60 days after such anniversary date, the notice must be delivered no later than the 90th day prior to such annual meeting or the 10th day following the day on which we publicly announce the annual meeting date. The notice should set forth: (i) the name, age, business address and residence address of the nominee; (ii) the principal occupation or employment of the nominee; (iii) the class and number of our shares beneficially owned by the nominee; (iv) a description of all arrangements or understandings between the stockholder and the nominee and any other person(s) pursuant to which the nomination is made by the stockholder; and (v) any other information relating to the nominee that is required to be disclosed in proxy statements for the election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934. Nominees proposed by stockholders will be evaluated in the same manner as those proposed by management or existing directors.

        The Audit Committee oversees our accounting function, internal controls and financial reporting process on behalf of the Board. The NASDAQ's listing rules require that our Audit Committee be composed of at least three independent directors. The Audit Committee meets with our financial management and our independent auditors to review our financial statements and filings, the audit and matters arising from them, and financial reporting procedures, including any significant judgments made in preparation of the financial statements. The Audit Committee currently consists of Directors Robert T. Morris (Chair), Gérard Laviec and W. William Coon, Jr. All members of the Audit Committee are able to read and understand financial statements. Mr. Morris also qualifies as an audit committee financial expert, as defined by the SEC, and is financially sophisticated as required by the NASDAQ listing standards. The Committee held four meetings during the 2009 fiscal year. On December 16, 2008 the Board reviewed and approved the Audit Committee Charter meeting the requirements of the Securities and Exchange Commission and the NASDAQ. The Audit Committee's charter is available on the Company's web site (www.willislease.com).

        The Compensation Committee reviews and approves our compensation arrangements for executive officers and administers the 2007 Stock Incentive Plan. The Compensation Committee currently consists of Directors Gérard Laviec (Chair), W. William Coon, Jr., Robert T. Morris and Hans Joerg Hunziker. The Compensation Committee held three meetings during the 2009 fiscal year. For additional details, see "Compensation of Executive Officers—Compensation Discussion and Analysis" elsewhere in this proxy statement. The Compensation Committee's charter is available on the Company's web site (www.willislease.com).

Board Leadership Structure

        Our company is led by Charles F. Willis, IV, the founder of the Company who serves as our Chairman and Chief Executive Officer. This approach is commonly utilized by public companies in the United States and we believe it has been effective for our company as well. As a result, we have a single leader for our company, with Mr. Willis seen by participants in the aviation industry and by our customers, business partners, investors and the other stakeholders as providing strong leadership for our company and in our industry. We recognize that different board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. We believe that our current Board leadership structure is optimal for us because it demonstrates to our employees, suppliers, customers and other stakeholders that Willis Lease is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. Having a single leader for both the Company and the Board eliminates the potential for confusion or duplication of efforts, and provides for clear leadership for the Company.

        We have not appointed an independent board chairman or lead independent director, as we believe that the members of our Board and the two standing Board Committees consisting of independent directors provide an appropriate level of oversight. In this regard, the Audit Committee oversees the accounting and financial reporting processes, as well as risk, legal and compliance matters. The Compensation Committee oversees the compensation of our Chairman and Chief Executive Officer, and upon the recommendation of the Chief Executive Officer, the compensation of the other Named Executive Officers. Each of these Committees is led by a chairperson other than the Chairman and Chief Executive Officer and, as discussed in more detail in this proxy, the entire Board of Directors is actively involved in overseeing our risk management. The entire Board, or, as appropriate, the independent directors, monitors matters such as the composition of the Board and its committees, board performance and "best practices" in corporate governance. Our independent directors also conduct meetings in executive session. These meetings are typically held in conjunction with every Board meeting and in 2009 each Board meeting included an independent directors' session. This allows directors to speak candidly on any matters of interest without the Chief Executive Officer or other managers present. We believe this framework strikes a sound balance with appropriate oversight and that appointing an independent board chairman would not improve the performance of the Board in a material way.

The Board's Role in Risk Oversight

        It is management's responsibility to manage risk and bring to the Board's attention the most material risks to the Company. Our Board, including through the Audit Committee and Compensation Committee, each of which are comprised solely of independent directors, regularly reviews various areas of significant risk to the Company, and advises and directs management on the scope and implementation of policies, strategic initiatives and other actions designed to mitigate various types of risks. Specific examples of risks primarily overseen by the full board include competition risks, industry risks, economic risks, liquidity risks, business operations risks and risks related to acquisitions and dispositions. Our Audit Committee regularly reviews with management and the independent auditors significant financial risk exposures and the processes management has implemented to monitor, control and report such exposures. Specific examples of risks primarily overseen by the Audit Committee include risks related to the preparation of Willis Lease's financial statements, disclosure controls and procedures, internal controls and procedures required by the Sarbanes-Oxley Act, accounting, financial and auditing risks, treasury risks (insurance, credit and debt), risks posed by significant litigation matters, risks associated with proposed affiliate transactions, and compliance with the Company's Code of Ethics and other applicable laws and regulations. The Compensation Committee reviews and evaluates risks related to the attraction and retention of talent, risks associated with management succession planning, and risks related to the design of compensation programs established by the Compensation Committee for our executive officers. The Compensation Committee has determined that it is not reasonably likely that compensation and benefit plans would have a material adverse effect on the Company.

Director Compensation

        For details regarding director compensation, see "Compensation of Executive Officers—Compensation Discussion and Analysis—Director Compensation" elsewhere in this proxy statement.

Biographical Information

	Director Since	Age*
Class I Directors Whose Terms Expire at the 2011 Annual Meeting:
Robert T. Morris	2006	61
W. William Coon, Jr.	2003	70
Class II Directors Whose Terms Expire at the 2012 Annual Meeting:
Austin C. Willis	2008	29
Gérard Laviec	2002	70
Class III Directors Whose Term Expires at the 2010 Annual Meeting:
Charles F. Willis, IV	1985	61
Hans Joerg Hunziker	2006	60

*
Age as of March 22, 2010.

Principal Occupations, Background and Qualifications of Director Nominees and Continuing Directors

        Charles F. Willis, IV is the founder of Willis Lease, has served as Chief Executive Officer, President and a Director since our incorporation in 1985, and has served as Chairman of the Board of Directors since 1996. Mr. Willis has over 40 years of experience in the aviation industry. From 1975 to 1985, Mr. Willis served as president of Willis Lease's predecessor, Charles F. Willis Company, which purchased, financed and sold a variety of large commercial transport aircraft and provided consulting services to the aviation industry. During 1974, Mr. Willis operated a small business not involved in the aviation industry. From 1972 through 1973, Mr. Willis was Assistant Vice President of Sales at Seaboard World Airlines, a freight carrier. From 1965 through 1972, he held various positions at Alaska Airlines, including positions in the flight operations, sales and marketing departments. As our founder and Chief Executive Officer, Mr. Willis brings to the Board significant senior leadership, sales and marketing, industry, technical and global experience, and a deep institutional knowledge of the Company, its operations and customer relations.

        Hans Joerg Hunziker previously served as one of our Directors from November 2000 until July 1, 2003. He was elected a Class II Director at the 2006 Annual Meeting. Mr. Hunziker currently serves as the CEO of Hunziker Lease & Finance, a company he founded in Zug, Switzerland in 2002 which offers independent business consulting services to the aviation industry. From 1998 to 2002, he was the President and Chief Executive Officer of Flightlease AG Ltd., a public company involved in aircraft leasing as a subsidiary of SAirGroup whose headquarters are in Zurich, Switzerland. From 1998 to 2001, he was also co-CEO of GATX Flightlease Management GmbH, an asset management and commercial aircraft leasing company. From 1996 to 1998, he was the Chief Financial Officer of SAirServices Ltd., a group of companies including aircraft maintenance and overhaul, ground handling services, information technology and real estate, and Managing Director of SAirServices Invest Ltd. From 1991 to 1996, he was Chief Financial Officer of Swissair Associated Companies Ltd., a group of 150 companies, primarily in the hotel, catering (Gate Gourmet) and trading business. Mr. Hunziker holds a Masters Degree in Economics and Business Administration from the University of Zurich. He also received the equivalent of a doctoral degree from the University of Zurich, after successful completion of his thesis on Strategic Planning in the Airline Industry. In addition to previously serving as a director of Willis Lease Finance, he was Chairman of the Board of Flightlease Holdings (Guernsey) Limited (and a director of several of its subsidiaries in Guernsey and Bermuda), as well as Chairman of the Board of Flightlease (Netherlands) B.V., SRTechnics Group AG, SRTechnics Switzerland AG, Swisscargo AG and SAirServices Invest AG. He was also a member of the Board of Directors of FlightTechnics LLC, Delaware, Swissport Brazil Ltd., Polygon Insurance Company Ltd. and Gotland Shipping AG. Mr. Hunziker brings to the Board a high level of financial sophistication, broad international exposure and significant experience in commercial aviation and the aviation equipment leasing industry.

        Gérard Laviec joined our Board of Directors in February 2002. In 2001, Mr. Laviec retired from his position as President and Chief Executive Officer of CFM International, a partnership between General Electric Company and SNECMA and a major supplier of engines for commercial jets. Mr. Laviec joined the CFM-56 Program in 1976 in its incipient phase. From 1983 to 1995, he served as General Manager in product support engineering, business operations, sales and marketing, and was named President and Chief Executive Officer of CFM International in 1995. Mr. Laviec also served as the Chairman of the Board of Shannon Engine Support, a wholly-owned CFM International subsidiary in Ireland, from 1995 until 2001. Mr. Laviec is a graduate of INSA Lyon, France with a degree in Mechanical Engineering. He served in the French Air Force as a Flight Officer in Search and Rescue teams prior to joining SNECMA. He is a Knight for the French National Order of Merit. Mr. Laviec brings to the Board intimate knowledge about a key aviation industry player and an important supplier of engines to the Company, broad international exposure and insight into challenges associated with managing a global organization, expertise in aviation and engineering generally, and expertise in the engine leasing industry in particular.

        W. William Coon, Jr. spent 34 years at GE Aircraft Engines ("GEAE"), a division of General Electric Company (NYSE:GE), where he served in numerous management positions. Prior to retiring from GEAE in 2000, Mr. Coon was General Manager for Small Commercial Aircraft Services. From 1984 to 1998 he served as Director of Product Support, where he was responsible for supplying global services to the company's regional airline customers. Mr. Coon holds a Bachelor of Science Degree in Aeronautical Engineering from the University of Michigan and a Masters in Business Administration from Xavier University. Mr. Coon brings to the Board a valuable technical literacy, knowledge of an important manufacturer and supplier of engines to the Company, and familiarity with the needs of the Company's commercial airline customer base.

        Robert T. Morris is currently President of Robert Morris & Company, a company he founded in 1992. He joined Union Bank of California Leasing in 2004 to establish an innovative equipment leasing group, and served as its President through March 2007. Prior to joining Union Bank of California Leasing, he was a consultant to more than 25 commercial banks for their equipment leasing operations over a 12 year period. He has also worked for Bank of San Francisco, Bank of Montreal and GATX Leasing Corporation. Mr. Morris holds a Masters Degree from the American Graduate School of International Management and a Bachelor of Arts Degree from the University of Denver with majors in Economics, Political Science and History. Mr. Morris brings to the Board considerable expertise in the aviation equipment leasing industry with a focus on finance and risk evaluation.

        Austin C. Willis was elected to the Board in December 2008. Mr. Willis is the founder of and has, since 2004, served as the president of JT Power LLC, a privately held company engaged in the business of selling commercial jet turbine engine parts and leasing commercial aircraft. Mr. Willis has, since 2006, also owned and served as Chief Executive Officer of Aviation Management LLC, an aviation consulting firm. Mr. Willis holds a bachelors degree from the London School of Economics and Political Science where he studied finance and industrial relations. He is the son of Charles F. Willis, IV. Mr. Willis brings to the Board familiarity with the aviation industry generally with a focus on the after-market disposition of the aircraft engines and parts which comprise the Company's engine portfolio.

PROPOSAL 1
ELECTION OF TWO CLASS III DIRECTORS

        Our Board is divided into three classes, each class having a three-year term that expires in successive years. At the 2010 Annual Meeting of Stockholders, two Directors will be elected in Class III, to serve a three-year term expiring at the 2013 Annual Meeting of Stockholders or until succeeded by another qualified director who has been duly elected.

        The nominees for Director in Class III are Charles F. Willis, IV and Hans Joerg Hunziker.

        The proxy holders intend to vote all proxies received by them for the foregoing nominees, unless instructions to the contrary are marked on the proxy. In the event that any nominee is unable or declines to serve as a Director at the time of the 2010 Annual Meeting of Stockholders, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. As of the date of this proxy statement, the Board is not aware of any nominee who is unable or will decline to serve as a director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR"
THE ELECTION OF THE NOMINEES AS CLASS III DIRECTORS.

 EXECUTIVE OFFICERS OF WILLIS LEASE FINANCE CORPORATION

        Our executive officers are as follows:

Name	Age*	Positions and Offices
Charles F. Willis, IV**	61	President and Chief Executive Officer
Bradley S. Forsyth	44	Senior Vice President and Chief Financial Officer
Jesse V. Crews	57	Executive Vice President and Chief Operating Officer
Donald A. Nunemaker	62	Executive Vice President, General Manager—Leasing
Thomas C. Nord	69	Senior Vice President, General Counsel and Secretary

*
Age as of March 22, 2010.

**
See business experience background under "Principal Occupation of Nominees and Continuing Directors."

        Bradley S. Forsyth joined us in January 2007, bringing more than 14 years of experience in the finance and aviation industries. Mr. Forsyth is responsible for the capital markets, finance, treasury, accounting, risk management and systems functions of the Company. Prior to joining Willis Lease, he served as Standard Aero's Vice President of Finance, providing financial management support to nine business units with $800 million in annual sales. Formerly he was with PriceWaterhouse (now PricewaterhouseCoopers) practicing in their audit and tax departments. He is a Chartered Accountant and graduated from the University of Manitoba with a Bachelor of Commerce Degree.

        Jesse V. Crews joined the Company in July 2009, bringing more than 30 years experience in the commercial finance and aircraft leasing markets. Mr. Crews is responsible for the formation and cultivation of joint ventures, business development, and capital markets enhancements. Prior to joining Willis Lease, Mr. Crews spent 26 years with GATX Corporation where he served as President and CEO of GATX Capital Corporation, a diversified equipment leasing company with approximately $3.5 billion in assets and $5 billion in managed third party assets. After leaving GATX Corporation, he served for five years as a managing director for Fortress Investment Group, an equity investment firm with approximately $30 billion under management. Mr. Crews has a Masters in Business Administration from the University of Virginia and a Bachelor of Arts degree in Economics from Yale University.

        Donald A. Nunemaker has been with us since July 1997 and currently serves as our Executive Vice President and General Manager—Leasing. Prior to his appointment as General Manager—Leasing, he served as Chief Operating Officer until September of 2006, and prior to that as Chief Administrative Officer until March 2001. Mr. Nunemaker also served on our Board of Directors from June to November 2000. Mr. Nunemaker is responsible for managing our day-to-day operation and has been extensively involved in the equipment leasing industry since 1973. From 1995 to 1996, Mr. Nunemaker was President and CEO of LeasePartners, Inc., a leasing company based in Burlingame, California, which was acquired in 1996 by Newcourt Credit Group. From 1990 to 1994, Mr. Nunemaker was Executive Vice President of Concord Asset Management, Inc., an aircraft and computer leasing subsidiary of Concord Leasing, Inc., which was owned by the HSBC Group. Before joining Concord in 1990, Mr. Nunemaker was President and CEO of Banc One Leasing Corporation of New Jersey. Prior to that he spent thirteen years with Chase Manhattan Leasing Company in a variety of senior line and staff positions. Mr. Nunemaker has a Masters in Business Administration Degree from Indiana University.

        Thomas C. Nord has served as our Senior Vice President and General Counsel since July 2003. Mr. Nord is responsible for managing our legal affairs. From May 1977 to March 2003, he was an attorney with GATX Financial Corporation, a specialized finance and leasing company ("GATX") located in San Francisco, California. During most of his career at GATX, from January 1981 until March 2003, he was their Managing Director, General Counsel and Secretary. From February 1974 until May 1977, Mr. Nord was Counsel to Irving Trust Company in New York, New York. From June 1969 to February 1974 Mr. Nord was associated with the New York City law firm of Seward & Kissel. Mr. Nord holds a Juris Doctor Degree from the University of North Carolina.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of our common stock as of March 22, 2010 by: (i) each person who is known to us to own beneficially more than five percent of the outstanding shares of our common stock; (ii) each Director; (iii) each officer listed in the Summary Compensation Table; and (iv) all Directors and Executive Officers as a group. Unless specified below, the mailing address for each individual, officer or director is c/o Willis Lease Finance Corporation, 773 San Marin Drive, Suite 2215, Novato, CA 94998. As of March 22, 2010, we had 9,196,673 shares of common stock, $0.01 par value, issued and outstanding.

	Common stock(1)
Name and Address of Beneficial Owner	Number of Shares		Percentage of Class
Charles F. Willis, IV	3,336,920	(2)	34.13%
Donald A. Nunemaker	300,418	(3)	3.19%
Thomas C. Nord	117,642	(4)	1.28%
Bradley S. Forsyth	82,573	(5)	*
Austin C. Willis	65,574	(2)	*
Gérard Laviec	38,957	(6)	*
Hans Joerg Hunziker	12,626	(7)	*
Jesse V. Crews	10,500		*
Robert T. Morris	6,176		*
W. William Coon, Jr	6,144		*
All Directors and Executive Officers as a group (10 persons)	3,977,530		41.01%
Sy Jacobs	1,205,695	(8)	13.11%
Wells Fargo & Company	802,070	(9)	8.72%
Dimensional Fund Advisors Inc.	779,875	(10)	8.48%

*
Less than one percent of our outstanding common stock.

(1)
Except as indicated in the footnotes to this table, the stockholders named in the table are known to us to have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. The number of shares beneficially owned includes common stock of which such individual has the right to acquire beneficial ownership either currently or within 60 days after March 22, 2010, including, but not limited to, upon the exercise of an option.

(2)
Includes 2,321,158 shares held by CFW Partners, L.P., a California limited partnership, of which Charles F. Willis, IV, holds a one percent (1%) interest as sole general partner and an eighty percent (80%) interest as a limited partner. A trust for the benefit of Austin C. Willis holds the remaining nineteen percent (19%) interest as a limited partner. Also includes (i) 2,350 shares held in a joint tenancy account with a family member of Mr. Willis who does not live in the same household; (ii) 2,350 shares held under an account in the name of Charles F. Willis, V for which Mr. Willis is the custodian; and, (iii) 835,137 shares held by Mr. Willis in his individual capacity, which includes (x) 228,044 shares pledged and (y) 580,510 options to purchase shares at a weighted average exercise price of $6.78.

(3)
Includes 232,586 options to purchase shares at a weighted average exercise price of $6.64 per share.

(4)
Includes 22,000 options to purchase shares at a weighted average exercise price of $9.20 per share. Mr. Nord also owns 2,500 Series A preferred shares which he purchased on February 7, 2006 at $10.00 per share.

(5)
Includes 3,326 shares owned by Ms. Forsyth. Mr. Forsyth also owns 300 Series A preferred shares which he purchased on June 5, 2008 at $10.25 per share and 8,400 Series A preferred shares which he purchased in April 2009 at an average per share price of $7.68

(6)
Includes 27,081 options to purchase shares at a weighted average exercise price of $6.42 per share.

(7)
Includes 3,750 options to purchase shares at a weighted average exercise price of $8.70 per share.

(8)
Based on a Schedule 13G filed by Sy Jacobs with the Securities and Exchange Commission on February 16, 2010. Includes 694,368 shares held by JAM Partners, L.P., 476,227 shares held by JAM Special Opportunities Fund, L.P., and 35,100 shares held by Sy Jacobs. The mailing address of all three is One Fifth Avenue, New York, NY 10003.

(9)
Based on Schedule 13G filed by Wells Fargo & Company with the Securities and Exchange Commission on January 25, 2010. Wells Fargo & Company's mailing address is 420 Montgomery Street, San Francisco, CA 94104.

(10)
Based on Schedule 13G filed by Dimensional Fund Advisors Inc. with the Securities and Exchange Commission on February 10, 2010. Dimensional Fund Advisors LP mailing address is Palisades West, Building One, 6300 Bee Cave Rd., Austin, TX 78746.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and our other equity securities. Directors, executive officers and holders of more than ten percent of our common stock are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) reports they file.

        Based solely upon review of the copies of such reports furnished to us and written representations from our officers and Directors, we believe that, except as set forth in the following sentences, during the fiscal year ended December 31, 2009, our Directors, executive officers and holders of more than ten percent of our common stock complied with all applicable Section 16(a) filing requirements. Austin C. Willis, Director, sold 20,387 shares of the Company's common stock over the period of May 13, 2009 through May 19, 2009, and his Form 4 for these transactions was filed on June 25, 2009. Additionally, Mr. Forsyth's spouse purchased 3,326 shares of the Company's common stock over the period of November 21, 2007 through December 4, 2007, and his Form 4 for these transactions was filed on April 2, 2010.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION & ANALYSIS

        This Compensation discussion and analysis describes the material elements of our compensation program for Named Executive Officers. The Compensation Committee of the Board of Directors (the "Compensation Committee") oversees the design and administration of our executive compensation programs. The Compensation Committee is comprised of four independent directors: Gérard Laviec (Chair), W. William Coon, Jr., Hans Joerg Hunziker and Robert T. Morris. The Compensation

Committee meets formally twice per year, and more often if needed. Each meeting includes an executive session, with no member of management present. The Compensation Committee's charter is available on the Company's web site (www.willislease.com).

        The Compensation Committee retains compensation consultants from time to time to evaluate executive compensation levels and advise on specific programs; the consultants report directly to the Compensation Committee. For the past three years, the Compensation Committee has retained Smith Consulting to advise on various compensation issues. Smith Consulting has no other contract or business relationship with Willis Lease.

Compensation Philosophy and Objectives

        The objectives of our compensation programs are to attract and retain high performing executives, to provide a substantial link between the company's performance and executive pay, and to provide stockholders with a superior rate of return.

        It is difficult to determine a precise peer group because the vast majority of the Company's direct competitors are business units within much larger corporations such as General Electric, United Technologies and Bank of Tokyo Mitsubishi such that the heads of the leasing divisions do not appear in proxy statements as Named Executive Officers—therefore, the Compensation Committee makes its decisions based primarily on its understanding of compensation practices in the aviation services and leasing markets, generally, and for companies of comparable size. Accordingly, with the help of Smith Consulting, the Company has developed information on executive pay practices in financial services companies similar in size to the Company, primarily using surveys including, "Watson Wyatt Data Services Top Management Compensation Report" published annually by Watson Wyatt Worldwide.

        The 2008 Watson Wyatt survey (last used by our consultant to compare top executive compensation at the Company) included data on 17,900 executives in over 2,500 organizations. The Watson Wyatt survey was used primarily to compare base salaries and annual incentive compensation levels. The comparison groups from which Watson Wyatt survey data was drawn included industrial companies with sales revenues from $50 to $200 million, all industrial companies with sales under $1 billion, and financial institutions with assets under $2 billion. Since the organizations included were most comparable to the business of the Company, the Smith Consulting analysis focused primarily on the third group—financial companies with assets under $2 billion. The companies included in this third grouping were:

  •
  Amalgamated Bank of Chicago
  •
  American Bank
  •
  Bank of Blue Valley
  •
  Bankers' Bank
  •
  Educational Employees Credit Union—Ft Worth
  •
  Elevations Credit Union
  •
  Federal Reserve Bank of Boston
  •
  First Bank Holding Company, Colorado
  •
  Liberty Bank
  •
  National Chiropractic Malpractice Insurance Company
  •
  SAC Federal Credit Union
  •
  The Bank of Tampa
  •
  Thrivent Financial for Lutherans
  •
  United Bankers Bank
  •
  University Federal Credit Union

        The individual elements of compensation are targeted at different areas. Base salaries are sufficiently competitive to attract and retain highly capable executives; annual incentive bonuses are intended to reward meeting budgeted earnings goals each year; long-term incentives, now primarily in the form of grants of restricted stock, are intended to align executive and stockholder interest, reward long term growth of revenues and earnings, and provide an incentive for key executives to stay with the organization over the long term.

        Our intention is to provide total compensation opportunity targeted at the 75th percentile of prevailing market compensation, and to pay that level of compensation only when the Company's financial goals are achieved or exceeded. At the time of the Smith Consulting review, the base salaries of Company executives compared to the 75th percentile of the financial institutions peer group as follows (Mr. Crews, our COO, was hired on July 29, 2009. His base salary is identical to that of his predecessor):

Executive	Base Salary as a % of 75th Percentile
Mr. Willis	92%
Mr. Crews	71%
Mr. Forsyth	69%
Mr. Nord	78%

        Smith Consulting also compared annual incentive bonus opportunity to the survey groupings, to determine whether the Company's target bonuses (the amount intended to be paid when budget and other organizational goals are met) were reasonable and competitive. The following table shows targeted bonus percentage for top Company positions and two industry groupings, expressed as a percentage of base salary:

Executive	Company	General Industry	Financial Institutions
Chief Executive Officer	100%	90%	98%
Chief Operating Officer	100%	85%	64%
Chief Financial Officer	60%	62%	59%
Chief Legal Officer	50%	44%	49%

        In order to account for the differences in bonuses actually paid among companies and as an additional data point, a comparison of the total annual cash compensation (assuming target bonuses) for the Named Executive Officers to the total annual cash compensation actually paid for the survey group was made as follows:

Executive	Annual Cash Compensation as a % of 75th Percentile
Mr. Willis	93%
Mr. Crews	86%
Mr. Forsyth	69%
Mr. Nord	78%

        At the time of the Smith Consulting study, the comparative annual cash compensation (salary and bonus) levels for the four executives above compared as follows to the survey data:

  •
  Chief Executive Officer: Mr. Willis' then base salary and target bonus totaled $1,236,250, or 93% of the 75th percentile for the financial industry survey group. The Compensation Committee felt that Mr. Willis' annual cash compensation should be targeted at 100% of the peer group

    75th percentile, given his many years of excellent leadership and the Company's outstanding results.

  •
  Chief Operating Officer: Mr. Crews' targeted annual cash compensation represented 86% of the survey group's 75th percentile. The Compensation Committee considers the terms negotiated with Mr. Crews reasonable in light of the fact that his base salary was similar to that of his predecessor. Mr. Crews brings substantially greater experience in general, and in aviation finance in particular, than his predecessor. Although Mr. Crews' target annual bonus is 50% of his base salary, he also has an opportunity to earn up to 50% of his base salary based on his individual performance in the subjective evaluation of Mr. Willis. Also, Mr. Crews does not have the benefit of an employment contract which guarantees him a base salary for a defined term, or additional severance benefits payable upon the termination of his employment or a change of control of the Company.

  •
  Chief Financial Officer: While Mr. Forsyth's targeted annual cash compensation was only 69% of the 75th percentile, the Compensation Committee believed that this was appropriate given Mr. Forsyth's relatively short tenure and that this was his first position as a Chief Financial Officer.

  •
  Chief Legal Officer: Mr. Nord's targeted annual cash compensation was 78% of the peer group 75th percentile. In the Compensation Committee's judgment, this was an unreasonably low level of compensation given Mr. Nord's experience and performance and the fact that he has management responsibilities that go beyond the legal function alone. The Compensation Committee's intention was to move Mr. Nord's compensation to a more competitive position over time.

        Because of the transition in Mr. Nunemaker's duties from COO to General Manager—Leasing, the Compensation Committee determined not to adjust his base salary.

        The total annual cash compensation (based on the actual bonuses paid) for the listed Named Executive Officers to (i) the total annual cash compensation actually paid for the survey group as well as to (ii) the Named Executive Officer's target total annual cash compensation (assuming target bonus) is set forth in the columns of the chart below.

Executive	Annual Cash Compensation as a % of 75th Percentile	Annual Cash Compensation as a % of Target Annual Cash Compensation
Mr. Willis	96%	107%
Mr. Crews	68%	79%
Mr. Forsyth	107%	112%
Mr. Nord	95%	112%

        To compare long term incentives in the marketplace, Smith Consulting used data from a composite survey obtained through Watson Wyatt that blended long term incentive market data as reported by Towers Perrin, Mercer, and Watson Wyatt surveys. These surveys represent data collected from hundreds of companies in various industries, and thus provide a broad sample from which to determine competitive long-term incentive grants for executives. The composite data base shows the dollar value of typical long-term incentive grants as a percentage of base pay at the 25th, 50th, and 75th percentiles at various salary levels. In its assessment, the Compensation Committee decided to focus on the 50th percentile level in determining long-term incentive grants for Company executives. Since base salary levels were already targeted at the 75th percentile, the result would produce total compensation targeted at approximately the 75th percentile, on a blended basis.

        The following table shows the survey data points used by the Compensation Committee in determining restricted stock grants for top Willis Lease executives:

Salary Level	LTI Grant as Multiple of Base Pay	Target $ Value of Grant
$600,000	1.68x	$1,008,000
$300,000	.81x	$243,000
$200,000	.42x	$134,000

These target values are general guidelines used by the Compensation Committee. Although the Compensation Committee models its grants on these guidelines, the actual grants vary based on the Compensation Committee's and Mr. Willis' subjective evaluation of each executive's performance and potential and the Company's overall financial position and performance.

Governance of Compensation Programs

        Our CEO, in conjunction with human resources, develops recommended annual salaries, incentive targets and long-term incentive compensation for the Named Executive Officers. Using the published survey and comparator group information described above under "Compensation Philosophy and Objectives," and based on competitive market information provided by the Compensation Committee's outside consultant, the Compensation Committee approves the annual salaries, incentive targets and long-term incentive compensation for the Named Executive Officers.

        In 2006 and early 2007, with the advice of Smith Consulting, the Compensation Committee approved the terms of employment contracts negotiated with Mr. Forsyth as being consistent with current market for his position. The Compensation Committee also approved increases in Messrs. Willis' and Nord's base salaries. In Mr. Willis' case the increase represents the Compensation Committee's assessment of his performance and input from its consultant. In Mr. Nord's case the Compensation Committee considered Mr. Willis' recommendation and input from its consultant and increased his compensation over a two-year period because it believed that it was out of step with the market. Effective January 1, 2008 the Compensation Committee increased Mr. Willis' and Mr. Forsyth's base salary. The Compensation Committee decided to increase Mr. Willis' base salary in recognition of his continued outstanding performance in leading the organization and to bring it in line with the desired position (75th percentile of market), taking into account the fact that in 2007 under Mr. Willis's leadership the Company's total revenue increased $16 million or 15%, lease portfolio assets increased $142 million or 23%, and earnings per diluted share increased $0.10 to $1.66. Mr. Forsyth's base salary was increased in recognition of his excellent performance, his growth in the CFO position, his increasing role as a part of the senior management team, and the relatively low position of his salary in the marketplace. Mr. Forsyth's base salary at his hire date of January 2007 was lower than market reflecting the fact that this was his first CFO position. In addition to increasing his salary to reflect his experience and growth in the role, the Compensation Committee took note that in addition to effectively managing the company's regular auditing and public reporting activities, he upgraded the staff of the accounting group in a majority of positions, successfully negotiated a new "warehouse" financing facility in conjunction with our WEST securitization and oversaw the implementation of a significant change in Company's accounting for maintenance reserves paid under its leases.

        On December 16, 2008 the Compensation Committee approved a revised Employment Agreement for Mr. Willis which superseded his previous agreement entered into in 2000. Mr. Willis' employment agreement was amended and restated to update its terms since the prior employment agreement was entered into in 2000. In addition, in connection with such amendment and restatement, the bonus provisions were clarified such that it was made clear that there was no guaranteed minimum bonus.

        For the reasons discussed above, in 2009 the Compensation Committee approved the terms of employment negotiated with Mr. Crews as being consistent with current market for his position.

Elements of Compensation

        Each element of compensation has a different purpose, although in combination they are intended to make sure that Willis Lease has a competitive compensation package that attracts top talent and provides incentives that encourage a high level of short- and long-term performance for the benefit of stockholders.

        The Compensation Committee looks at these elements both individually (to ensure that each element is achieving its objective) and collectively (to ensure that the total compensation package is competitive). In the Compensation Committee's view, all three of the primary compensation elements—salary, annual incentive bonus, and long term incentives through restricted stock grants—are balanced. In other words, the intention is to have each element paid at the 75th percentile for high performers, not favoring any one element over the other. Thus, failure to achieve annual incentive goals in one year (or surpassing these goals) would not result in a Compensation Committee decision to increase (or reduce) other aspects of compensation.

        Components of the total executive compensation package include:

        Base Salary:    Each officer's base salary is set on the basis of the Compensation Committee's assessment of salary levels in effect for comparable positions in the labor market, the officer's personal performance, and internal comparability considerations. The weight given these factors may vary from individual to individual. Base salaries are reviewed annually, and adjustments are made in accordance with the factors described above. Base salary increases depend in part on market competitiveness, time in position, individual performance and growth during the year, and expected future performance. (See "Compensation Philosophy and Objectives" for a discussion of the Compensation Committee's rationale for salary increases for individual Named Executive Officers).

        Internal equity is also an important consideration in setting compensation levels for Company executives. Since the Company is different in some respects from the other industrial and financial companies in the survey samples, and since to some degree responsibilities of the Company's executive officers differ from those in typical companies (for example our Chief Legal Counsel is also responsible for Human Resources), the Compensation Committee gives some consideration to relative internal responsibilities when determining salaries, annual incentive bonus targets, and long term incentive grants. For example, since Mr. Forsyth and Mr. Nord both manage key staff functions for the Company, the Compensation Committee believes it is important that their compensation be generally in the same range.

        Annual Incentive Compensation:    The Compensation Committee has established an annual incentive program designed to reward both the achievement of specific financial goals and individual performance. Executives participate in a company-wide bonus plan with each employee participant having an individual target bonus based on a percentage of base salary. The bonus plan rewards the achievement of a financial goal set by the Board on an annual basis. A "bonus pool" is determined in the annual budgeting process which will be funded if we achieve the financial goal.

        In 2009 the bonus plan provided for a bonus pool based on the achievement of a 10.5% return on equity goal, which was the goal established by the Board. Return on equity is calculated as net income attributable to common stockholders divided by common equity, calculated as total stockholders' equity less preferred stock. If the Company achieved 10.5% return on equity, the bonus pool would be fully funded and all employees, including the executives, would receive essentially 100% of their target bonuses which range from 100% (in the case of the CEO) to 15% of base salary. If return on equity was less than 10.5%, the bonus pool would be correspondingly reduced. If return on equity was less than 80% of this goal, the bonus pool would be eliminated and no bonuses would be paid. Under the 2009 Bonus Plan, increases in Company return on equity in excess of 10.5% resulted in an additional 14% of such increase for the 2009 bonus pool to be distributed to all employees participating in the Company-wide plan. The Compensation Committee also approved up to $100,000 in discretionary awards for the 2009 year which could be awarded by the Compensation Committee to senior management based on the recommendation of the Chief Executive Officer for his reports and based on the determination of the Compensation Committee for the Chief Executive Officer and up to an additional $100,000 for discretionary bonus grants to others.

        The Company achieved a return on equity for 2009 of 12.0%. In addition to bonuses paid through the bonus pool, the Compensation Committee approved of discretionary awards to Messrs. Forsyth and Nord based on the Compensation Committee's subjective determination of the importance of Messrs. Forsyth's and Nord's contribution to the Company's successful refinancing of its revolving credit facility in November 2009. Each participant's target bonus percentage multiplied by the participant's base salary paid while a participant during 2009 was calculated to be the participant's target bonus amount. Each participant's share of the bonus pool was a fraction (expressed as a percentage) of the bonus pool, the numerator of which is the participant's target bonus amount and the denominator of which is the target bonus amount of all participants. This percentage is multiplied by the total bonus pool to determine each participant's share of the bonus pool. The net effect of these calculations resulted in all eligible participants, including the Named Executive Officers, receiving a bonus out of the bonus pool of approximately 114.2% of their target bonus amount.

        The determination of the target bonus percentages for the Named Executive Officers started with the target bonus percentage set forth in their respective employment agreements or offer letters, which percentages were determined in part by compensation negotiations at hire and in part by evaluating competitive target incentive levels as reported by the Watson Wyatt survey data. (See "Compensation Philosophy and Objectives"). The employment agreement for Messrs. Willis, Forsyth, and Nord provided for target bonus percentages of 100%, 60%, and 50%, respectively, and are supported by the survey comparisons discussed above. The employment agreement for Mr. Nunemaker provided for a target bonus percentage of up to 85% of base salary for the 2000 bonus program. Because of the transfer of certain chief operating officer duties, Mr. Nunemaker's target bonus percentage has since been set at 50% of base salary. The employment offer letter for Mr. Crews provides for a target bonus percentage of 50% for a bonus to be paid out of the bonus pool, with an additional 50% bonus payable based on the subjective evaluation of his individual performance by the Chief Executive Officer.

        Long-term Incentive Compensation:    To reward executives for the long term growth in the value of the Company's shares, the Compensation Committee also makes annual long-term incentive grants. Grants of restricted stock awarded to officers, including all Named Executive Officers, are based primarily on competitive grant practices in industry as determined in the blended long term incentive survey (using Mercer, Towers Perrin, and Watson Wyatt data) as described above. Also, as explained above, each element of compensation is determined separately and therefore other forms of compensation paid to Named Executive Officers do not directly influence the amount of long-term incentive compensation that the Company awards.

        Prior to June 2006, stock options (non-qualified and incentive stock options) were the primary form of long-term incentives for our executives. Because the 1996 Stock Option Plan expired in June 2006, no option grants were made after that date. The Incentive Plan approved by the stockholders in 2007 provided the flexibility to grant a variety of types of equity awards to provide long-term incentives to employees rather than being limited to options as the prior plan required. In conjunction with the approval of the new incentive plan, the Compensation Committee shifted its primary type of long-term incentive grants from options to restricted stock. The Compensation Committee, after consulting with its compensation consultant, has used as a general guide a 1-to-3 ratio for restricted stock in comparison to options—a guideline of one share of restricted stock is roughly equivalent to 3 options. In the Compensation Committee's judgment, restricted stock reduces the dilution of stockholders' interest by giving approximately the same value with only 1/3 of the number of shares as would be involved in an option grant. The introduction of the requirement to expense option awards for financial statement reporting purposes also makes restricted stock more attractive in both an absolute dollar sense and simplicity in calculating the accounting expense of the grants. The Compensation Committee also believes that restricted stock has a stronger retention value than do options which can expire without providing any incentive benefit. The current expectation is that restricted stock awards will be the primary form of long term incentives for our executives.

        Mr. Crews was awarded 10,000 shares of restricted stock in accordance with the terms of his employment offer letter. No other shares of restricted stock were granted to Named Executive Officers in 2009 because the December 2008 restricted stock grants were made as the long-term incentive for 2009 in accordance with the Compensation Committee's review of competitive grant practices in industry as described above. The Compensation Committee and Mr. Willis reviewed the long-term incentive guidelines discussed above and made a subjective overall assessment with respect to the executives (other than Mr. Willis) to determine the size of those restricted stock grants to such executives. The Compensation Committee made a similar subjective assessment with respect to Mr. Willis to determine the size of his restricted stock grants.

        Employee Stock Purchase Plan:    With the exception of the CEO, whose ownership level precludes his participation under IRS regulations, our Named Executive Officers, as well as all other eligible employees, may purchase Company shares at a discount under the Employee Stock Purchase Plan.

        Under the 1996 Employee Stock Purchase Plan (the "ESPP") 175,000 shares of common stock have been reserved for issuance. Participants may purchase not more than 1,000 shares or $25,000 of common stock in any one calendar year. Each January 31 and July 31, shares of common stock are purchased with the employees' payroll deductions from the immediately preceding six months at a price per share of 85% of the lesser of the market price of the common stock on the purchase date or the market price of the common stock on the date of entry into an offering period. See Proposal 2 in this Proxy Statement for a detailed description of the ESPP and the proposed amendment thereto.

Executive Stock Ownership

        While the Company promotes share ownership by its executives, and encourages them to acquire shares through the ESPP (in which all eligible executives participate) and long-term stock incentives in the form of restricted stock and stock options, there are currently no specific guidelines for executive stock ownership or requirement for them to hold shares.

Deferred Compensation

        We maintained a Deferred Compensation Plan through September 19, 2007. That Plan permitted participating executives to defer payment of up to 80% of their base salaries and/or part or all of their bonuses. Mr. Willis was the only executive who elected to participate in the Deferred Compensation Plan. In 2006 he terminated his participation and in early 2007 withdrew the balance of his previous deferred compensation. As a result he has no accumulated deferrals. Because of the lack of utilization of the plan, it was terminated by the Board on September 19, 2007.

Employment Agreements and Severance Payments

        Employment agreements have been entered into with Messrs. Willis, Forsyth, Nunemaker and Nord. In addition to providing for severance as described below, such agreements provide for base salary (subject to increase but not decrease unless part of a salary reduction program affecting all senior executive officers), bonus compensation (as described in the "Annual Incentive Compensation" section of the "Elements of Compensation" portion of the Compensation and Discussion Analysis) and certain benefits. As described in detail below, the employment contracts specify certain severance benefits to be paid in the event of an involuntary termination or termination after a change of control. Consistent with our compensation philosophy, the Compensation Committee believes that the interests of stockholders are best served if the interests of senior management are aligned with those of the stockholders. To this end, we provide enhanced change of control severance benefits to certain of our executive officers to reduce any reluctance of the executive officers to pursue or support potential change in control transactions that would be beneficial to our stockholders. The agreement to pay such severance resulted from negotiations of employment terms with our Named Executive Officers. For further details, please refer to the section "Termination and Change in Control Payments" elsewhere in this proxy statement. The employment agreements also provide a nondisclosure and nonsolicitation of employees covenant for three years after termination of employment (except for Mr. Forsyth whose nonsolicitation covenant period is 2 years after termination of employment).

        Mr. Crews is employed pursuant to an offer letter which provides for a base salary of $350,000 per year. He participates in our annual incentive program with a target bonus opportunity of 50% of his base salary. In addition, he is eligible for a separate bonus of up to 50% of his base salary based on Mr. Willis' evaluation of his individual performance as recommended to the Compensation Committee. Mr. Crews also received an award of 10,000 restricted shares of company stock which vests in four equal annual installments, assuming continued employment. Mr. Crews' offer letter does not provide for severance benefits or other payments to be made to him upon a termination or change of control.

REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee of the Board of Directors has submitted the following report for inclusion in this Proxy Statement:

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our review of and the discussions with management with respect to the Compensation Discussion and Analysis, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.

        The foregoing report is provided by the following directors, who constitute the Compensation Committee:

        COMPENSATION COMMITTEE

  Gérard Laviec, Committee Chair
  Hans Joerg Hunziker
  W. William Coon, Jr.
  Robert T. Morris

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Compensation Committee consists of the following four independent directors: Gérard Laviec, Chair, Hans Joerg Hunziker, W. William Coon, Jr., and Robert T. Morris. None of our executive officers currently serves on our Compensation Committee. None of our executive officers is, or was during 2009, serving as a director of or member of the compensation committee of another entity, one of whose executive officers serves, or served, as a director of or on our Compensation Committee.

        The following table sets forth certain information with respect to the compensation of our Chief Executive Officer, Chief Financial Officer, and the three most highly compensated executive officers other than the CEO and CFO, based on total compensation for their services with us in all capacities.

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2009

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)(1) (e)		Option Grants ($) (f)		Non-Equity Incentive Plan Compensation ($)(4) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)		Total ($) (j)
Charles F. Willis, IV	2009	682,500	—	—		—		779,419	—	206,004	(5)	1,667,923
PRES., CEO	2008	682,500	—	1,976,075	(2)	—		1,275,475	—	113,439		4,047,489
	2007	650,000	—	1,421,807		—		920,527	200,379	53,486		3,246,199
Bradley S. Forsyth	2009	273,000	—	—		—		217,060	—	12,315	(6)	502,375
SVP, CFO	2008	260,000	—	638,454	(2)	45,200	(3)	291,537	—	8,002		1,243,193
	2007	230,000	—	335,405		—		245,435	—	57,966	(7)	868,806
Jesse V. Crews	2009	149,872	74,936	136,900		—		85,572	—	8,475	(8)	455,755
EVP, COO
Donald A. Nunemaker	2009	297,275	—	—		—		169,745	—	28,733	(9)	495,753
EVP, GM-Leasing	2008	297,275	—	516,329	(2)	—		277,778	—	21,991		1,113,373
	2007	297,275	—	216,921		—		210,500	—	24,287		748,983
Thomas C. Nord	2009	290,000	—	—		—		195,591	—	15,065	(10)	500,656
SVP, GC, Secretary	2008	290,000	—	541,188	(2)	—		270,980	—	14,164		1,116,332
	2007	265,000	—	422,898		—		187,646	—	13,527		889,071

(1)
The amounts in this column represent the grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Amounts for 2007 and 2008 have been recomputed under the same methodology in accordance with SEC rules.

(2)
As discussed above in "Long-term Incentive Compensation," restricted stock grants were made to Named Executive Officers in December 2008 as the long-term incentive for 2009. Accordingly, no further grants of restricted stock were made to such Named Executive Officers in 2009.

(3)
Grant date value of stock appreciation right granted in 2007, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 and in accordance with SEC rules.

(4)
Reflects cash bonuses paid to our Named Executive Officers pursuant to the annual incentive program. For a description of the program, see "Compensation of Executive Officers—Compensation Discussion & Analysis—Elements of Compensation—Annual Incentive Compensation" in this proxy statement.

(5)
Includes (i) a 401(k) matching contribution in the amount of $11,000, (ii) $4,815 for the allocated cost of Mr. Willis' participation in a group life, disability, and accidental death and dismemberment policy that covers certain of the Company's executive officers, (iii) $8,282 for an individual accidental death and dismemberment policy for Mr. Willis,

  (iv) $18,161 for tax gross-ups in respect of Mr. Willis' temporary relocation to the United Kingdom, and the following perquisites:

  •
  $535 for personal use of a company car. This amount was calculated as a proration of total fuel costs and highway tolls (based on personal use as a percentage of total use).

  •
  $6,300 for three club memberships to facilitate his role as a Company representative in the community. This amount is based on the actual cost to the Company.

  •
  $30,000 for financial, tax and estate planning services. This amount is based on the actual cost to the Company.

  •
  $126,911 in relocation benefits paid to or on behalf of Mr. Willis in connection with his temporary relocation to the United Kingdom. This amount is based on the actual cost to the Company.

  •
  In addition, Mr. Willis had guests accompany him on the Company's plane on business trips during 2009 with no or de minimis incremental cost.

(6)
Includes (i) a 401(k) matching contribution in the amount of $8,250, and (ii) $4,065 for the allocated cost of Mr. Forsyth's participation in a group life, disability, and accidental death and dismemberment policy that covers certain of the Company's executive officers.

(7)
Includes relocation reimbursement in the amount of $50,000 to assist with relocation to the Company's headquarters.

(8)
Includes (i) a 401(k) matching contribution in the amount of $4,410, and (ii) $4,065 for the allocated cost of Mr.Crews' participation in a group life, disability, and accidental death and dismemberment policy that covers certain of the Company's executive officers.

(9)
Includes (i) a 401(k) matching contribution in the amount of $11,000, (ii) $4,065 for the allocated cost of Mr. Nunemaker's participation in a group life, disability, and accidental death and dismemberment policy that covers certain of the Company's executive officers, (iii) $8,728 for an individual accidental death and dismemberment policy for Mr. Nunemaker, and the following perquisites:

•
$670 for personal use of a company car. This amount was calculated as a proration of total fuel costs and highway tolls (based on personal use as a percentage of total use).

•
$4,270 for the actual cost of airfare for Mr. Nunemaker's spouse who accompanied him on a business trip. This amount is based on the actual cost to the Company.

(10)
Includes (i) a 401(k) matching contribution in the amount of $11,000, and (ii) $4,065 for the allocated cost of Mr.Nord's participation in a group life, disability, and accidental death and dismemberment policy that covers certain of the Company's executive officers.

        The following table sets forth certain information with respect to the grant of non-equity incentive plan awards under our Annual Incentive Program.

GRANTS OF PLAN-BASED AWARDS
For Fiscal Years Ended 2009

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1) (i)	Grant Date Fair Value of Stock and Option Awards ($)(2) (m)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Charles F. Willis, IV	—	—	682,500	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—
Bradley S. Forsyth	—	—	163,800	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—
Jesse V. Crews	—	—	350,000	—	—	—	—	—	—
	7-29-09	—	—	—	—	—	—	10,000	$136,900
Donald A. Nunemaker	—	—	148,700	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—
Thomas C. Nord	—	—	145,000	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—

During 2009, no stock options were granted.

(1)
Reflects target awards from the 2009 annual incentive programs. For additional information, please see "Annual Incentive Compensation" above.

(2)
The amounts in this column represent the grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

        The following table sets forth certain information with respect to the outstanding equity awards held by the named executive officers at the end of 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL 2009 YEAR-END

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price($) (e)	Option Expiration Date (f)	Award Grant Date (g)	Number of Shares or Units of Stock That Have Not Vested (#) (h)(2)	Market Value of Shares or Units of Stock That Have Not Vested($) (i)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (k)
Charles F. Willis, IV	59,000	—		9.20	8/5/2015
	127,954	—		5.01	3/3/2013
	36,614	—		4.68	5/8/2012	10/1/2007	45,924
	150,000	—		5.40	10/12/2011	1/15/2008	58,128
	140,000	—		10.00	2/27/2011	7/17/2008	13,249
	66,942	—		5.50	10/13/2010	12/17/2008	78,000

	580,510	—		6.78			195,301	$2,929,515

Bradley S. Forsyth						10/1/2007	10,833
	—	—		—		1/15/2008	15,501
						7/17/2008	8,832
						12/17/2008	24,960

							60,126	$901,890

Jesse V. Crews
	—	—		—		7/29/2009	10,000

							10,000	$150,000

Donald A. Nunemaker	28,000	—		9.20	8/5/2015
	14,560	—		5.01	3/3/2013
	35,440	—		5.01	3/3/2013
	26,106	—		4.68	5/8/2012
	50,544	—		4.68	5/8/2012
	3,287	—		5.40	10/12/2011	10/1/2007	7,006
	31,713	—		5.40	10/12/2011	1/15/2008	13,292
	56,000	—		10.00	2/27/2011	12/17/2008	27,179

	245,650	—		6.58			47,477	$712,155

Thomas C. Nord						10/1/2007	13,659
						1/15/2008	12,966
	22,000	—		9.20	8/5/2015	7/17/2008	8,832
	28,600	—		5.07	8/7/2013	12/17/2008	19,885

	50,600	—		6.87			55,342	$830,130

(1)
Options vest in four equal annual installments on each anniversary of the grant date.

(2)
Shares of restricted stock granted on 10-1-2007, 1-15-2008, 7-17-2008 and 7-29-2009 vest in four equal annual installments on each anniversary of the grant date. Shares of restricted stock granted 12-17-2008 vest in five equal annual installments on each anniversary of the grant date.

        The following table sets forth certain information with respect to options exercised by the named executive officer and stock that vested during fiscal year 2009.

OPTION EXERCISES AND STOCK VESTED
For Fiscal Year Ended 2009

	Option Awards		Stock Awards
Name of Executive Officer (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Charles F. Willis, IV	—	—	66,255	$819,142
Bradley S. Forsyth	—	—	19,769	$248,894
Jesse Crews	—	—	—	—
Donald A. Nunemaker	52,499	$344,830	14,729	$181,443
Thomas C. Nord	1,400	$9,802	19,070	$242,759

        We do not offer pension benefits and therefore have not included the Pension Benefits table.

Termination and Change in Control Payments

        Employment contracts for Messrs. Willis, Forsyth, Nunemaker and Nord specify certain severance benefits to be paid in the event of an involuntary termination or a change of control. As discussed above, Mr. Crews is employed by the Company pursuant to an offer letter which does not provide for severance benefits or other payments to be made to him upon a termination or change of control.

        The maximum of these benefits, payable to Mr. Willis, would represent three times his base salary and the average annual incentives he earned during the three years prior to his termination, plus payment of unvested annual incentives due during the year of termination, distribution of unpaid deferred compensation, immediate vesting of all stock options and restricted stock, and continued coverage for three years under the Company's employee group benefit plans.

        The maximum of these benefits, payable to Mr. Forsyth, would represent one year of his base salary for termination without cause or 18 months salary upon a change of control, plus, in case of a change in control, the average annual incentives he earned during two years prior to his termination, plus payment of unvested annual incentives due during the year of termination. In addition immediate vesting of all stock options and restricted stock scheduled to vest during the two years following the termination date, and continued coverage for one year under the Company's employee group benefit plans.

        The maximum of these benefits payable to Mr. Nunemaker would represent one year of his base salary for termination without cause or 18 months salary upon a change in control, plus, in case of a change in control, the average annual incentive he earned during the two years prior to his termination or one and one half times the average annual incentives earned during the two years prior to his termination upon a change of control, plus a prorated portion of his annual incentives due during the year of termination. In addition immediate vesting of all stock options and restricted stock, and continued coverage for one year under the Company's employee group benefit plans or 18 months if a change of control.

        The maximum of these benefits, payable to Mr. Nord, would represent six months of his base salary for termination without cause or one year's salary upon a change in control, plus, in case of a change in control, the average annual incentive he earned during the two years prior to his termination, plus payment of annual incentives due during the year of termination. In addition immediate vesting of all stock options and restricted stock scheduled to vest during the two years following the termination date, and continued coverage for six months under the Company's employee group benefit plans.

        However, if any of these payments or benefits would constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986 (the "Code"), as amended, and would be subject to the Excise Tax imposed by Section 4999 of the Code, the contract stipulates that payments to Messrs. Willis, Forsyth, Nunemaker and Nord will be reduced to an amount equal to the larger of the amount the executive would receive if their payment were reduced to a level that would not trigger the "parachute payment" excise tax, or the full payment subject to the excise tax.

        If a named executive officer ceases to be employed by us because of his resignation or retirement, no severance payments are owed by us.

        The following table shows potential payments to our Named Executive Officers under existing contracts for termination without cause or in connection with a change in control in each case, on December 31, 2009.

Potential Payments on Termination or Change of Control

	Willis		Forsyth		Crews		Nunemaker		Nord
	Termination	Change	Termination	Change	Termination	Change	Termination	Change	Termination	Change
Severance payment	$5,510,400	$5,510,400	$705,300	$841,800	—	—	$690,100	$960,900	$519,300	$664,300
In lieu of notice	682,500	682,500	273,000	273,000	—	—	148,700	148,700	145,000	145,000
Accelerated Vesting of Restricted Stock Awards(1)	2,929,500	2,929,500	593,000	593,000	—	—	712,200	712,200	572,000	572,000
Accrued Vacation and Sick Pay	105,100	105,100	40,500	40,500	11,400	11,400	29,700	29,700	44,700	44,700
Continued Coverage under all group plans	127,500	127,500	14,400	21,600	—	—	31,200	46,810	7,300	14,600
Club Memberships	22,500	22,500	—	—	—	—	—	—	—	—
Financial/Tax/Estate Planning	90,000	90,000	—	—	—	—	5,000	5,000	—	—

Total Severance Payment	$9,467,500	$9,467,500	$1,626,200	$1,769,900	$11,400	$11,400	$1,616,900	$1,903,310	$1,288,300	$1,440,600

(1)
The value of the unvested restricted stock awards as of December 31, 2009 was set forth in the Outstanding Equity Awards at Fiscal 2009 Year-End table and based on the Company's closing stock price on December 31, 2009 of $15.00. These values would be the same for both a termination without cause and a change of control. The additional aggregate value of equity vesting acceleration as of December 31, 2009 for both a termination of employment without cause as well as a change of control for Messrs. Forsyth and Nord, is limited to awards vesting in the two years following termination.

Director Compensation

        Our outside, independent (non-employee) directors are compensated by a combination of an annual cash retainer, and restricted stock, with additional stipends for the Chairs of the Audit and the Compensation Committees. In addition, new non-employee directors are granted 5,000 shares of restricted Company stock on their appointment.

        The Company does not provide additional compensation to executives who serve on the Board.

        In March 2009, based on an analysis of market levels for board compensation in companies the size of Willis Lease conducted by Smith Consulting, the Board voted to adopt a new schedule for independent director compensation, to be effective January 1, 2009. The total fee was increased to $97,000 per year, one-half payable in cash and one-half in the form of an award of restricted stock based on the closing price of the Company's shares on the date of the Annual Meeting of Stockholders. The Chair of the Audit Committee continues to receive a $10,000 stipend and the Compensation Chair receives a $5,000 stipend. Additionally, in December 2009, the Board voted to increase director compensation by 5% for 2010.

        The following table summarizes compensation by individual non-employee director for 2009.

DIRECTOR COMPENSATION
For Fiscal Year Ended 2009

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(1) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)		Total ($) (h)
Gérard Laviec(2)	84,219	48,502	—	—	—	—		132,721
Hans Joerg Hunziker(2)	53,585	48,502	—	—	—	6,500	(3)	108,587
W. William Coon, Jr.	48,500	48,502	—	—	—	—		97,002
Robert T. Morris	58,500	48,502	—	—	—	—		107,002
Austin C. Willis	48,500	48,502	—	—	—	—		97,002

(1)
The amounts in this column represent the grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

(2)
In recognition of the adverse effects of European exchange rates against the U.S. dollar, the Compensation Committee agreed to allow the compensation of European directors to be adjusted based on the rate in effect on their first election to the Board, effective January 1, 2008. This adjustment is paid in cash.

(3)
Payment under the Independent Contractor Agreement described below under "Certain Relationships and Related Transactions."

        The unvested restricted stock held by each director is as follows: Mr. Laviec, 3,644; Mr. Hunziker, 3,644; Mr. Coon, 6,144; Mr. Morris, 6,144; Mr. Willis, 7,394. Under the 2007 Plan each non-employee Board member received a restricted stock grant of 5,000 shares of common stock when they first become a non-employee Board member. In addition each individual who is to continue to serve as an independent director was granted $48,500 worth of restricted stock based on the market price of our common stock on the date of the Company's Annual Meeting of Stockholders. Each 5,000 share initial restricted stock grant vests in a series of four successive equal annual installments over the recipient's period of continued service as a Board member measured from the grant date. Each $48,500 value annual restricted stock grant vests in one installment on the recipients' completion of one year of Board service measured from the grant date.

PROPOSAL 2
AMENDMENT AND RESTATEMENT OF THE EMPLOYEE STOCK PURCHASE PLAN

        The Company's stockholders are being asked to approve an amendment and restatement to the ESPP that will increase the maximum number of shares of common stock authorized for issuance over the term of the ESPP from 175,000 to 250,000 and extend the term of the ESPP until the last business day of July 2020.

        The ESPP is intended to provide employees of the Company with additional incentives by permitting them to acquire a proprietary interest in the Company through the purchase of the Company's common stock. The ESPP was initially adopted by the Company's Board of Directors on June 20, 1996 and such adoption was subsequently approved by the Company's stockholders. It was amended and restated as of August 1, 1998. It was again amended and restated as of August 1, 2004, and such amendment and restatement was subsequently approved by the Company's stockholders.

        Of the 175,000 shares currently authorized under the ESPP, 143,033 shares have been issued as of April 21, 2010. If approved, the proposed authorized share increase will assure that a sufficient reserve of common stock is available under the ESPP to attract and retain the services of key individuals essential to the Company's long-term growth and success.

        The amendment and restatement to the ESPP was adopted by the Board as of April 21, 2010. The following is a summary of the principal features of the ESPP, as most recently amended. However, the summary does not purport to be a complete description of all the provisions of the ESPP. A copy of the actual plan document is attached to this Proxy Statement as Exhibit A.

Administration

        The Administration of the ESPP is overseen by the Compensation Committee of the Board of Directors. The committee has full power to interpret the ESPP and, subject to the express terms of the ESPP, to establish the terms of offerings under the ESPP. The decisions of the committee are final and binding on all participants.

Eligibility

        All Employees of the Company (including officers and directors), who work more than twenty hours per week and more than five months in any calendar year (unless otherwise required by local law), and who commenced employment with the Company on or before the first day of the applicable Offering Period (as defined below), will be eligible to participate in the ESPP. However, an employee will not be eligible to participate if, as a result of participating, that employee would hold five percent or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary. Further, no employee's right to purchase common stock under the ESPP may accrue at a rate which exceeds $25,000 per year of the fair market value of stock. Approximately 60 employees currently would be eligible to participate in the ESPP as of April 21, 2010.

Offerings Under the ESPP

        Eligible employees of the Company may elect to participate in the ESPP by giving notice to the Company and instructing the Company to withhold a specified percentage of the employee's salary during successive month periods. Generally, the periods run for up to twenty four months and each period is referred to as an "Offering Period." Each Offering Period is broken down into four Purchase Intervals of six months running from the first business day of August to the last business day of January, and the first business day of February to the last business day of July. An eligible employee may authorize a salary deduction of any whole percentage, up to ten percent, of his base, straight-time, gross earnings. An employee's salary deductions may be reduced to zero, without his or her consent, at any time during an Offering Period, to comply with the limitations contained in the ESPP or under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

Purchase Price and Shares Purchased

        On the last business day of a Purchase Interval, the withheld salary will be used to purchase common stock at a price equal to 85% of the fair market value of the common stock on either the first day or the last day of the Offering Period, whichever price is less (the "Purchase Price"). For this purpose, fair market value is the closing sales price reported on the NASDAQ or, in the absence of reported sales on the relevant date, the closing sales price on the immediately preceding date on which sales were reported. If, on the last day of a Purchase Interval, the number of shares of common stock to be purchased by all participants exceeds the number of shares available for purchase during the Purchase Interval, the Company will make a pro rata allocation of the shares remaining available for purchase. The maximum number of shares purchasable by a participant on the last business day of a Purchase Interval is 500 shares.

Withdrawal/Termination of Participation

        Shares will be purchased automatically on the last day of the Purchase Interval for a participating employee who remains an eligible participant. Participation ends automatically upon an employee's termination of employment with the Company for any reason, including retirement or death. During any Purchase Interval, an employee may withdraw from participation in the ESPP at any time prior to the end of any Purchase Interval, or may during the Offering Period decrease the rate of salary deductions. Upon a participant's termination or withdrawal from the ESPP, all accumulated payroll deductions for the participant made prior to termination, are returned, without interest, and no shares are purchased for that employee's account.

Shares Subject to the ESPP

        The maximum number of shares of common stock which may be purchased by employees under the ESPP, if approved, will be 250,000 shares (of which 143,033 shares have been issued pursuant to the ESPP as of April 21, 2010), subject to adjustments for stock splits, stock dividends and similar transactions. The shares may be authorized but unissued shares of common stock, issued shares held in or acquired for the Company's treasury, or shares reacquired by the Company upon purchase in the open market. The closing price of a share of common stock on March 22, 2002 was $15.19.

Amendment and Termination of the ESPP

        The ESPP may be amended or terminated by the Board of Directors in any respect, except that no amendment shall be effective without stockholder approval if the amendment would, among other things, increase the aggregate number of shares of common stock which may be issued under the ESPP, and no termination, modification or amendment of the ESPP may, with respect to the Offering Period in which the termination, modification or amendment occurs, adversely affect the rights of an employee then participating in the ESPP without the employee's consent.

Federal Income Tax Consequences

        The following general summary describes the typical U.S. federal income tax consequences of the ESPP based upon provisions of the Code as in effect on the date hereof, current regulations promulgated and proposed thereunder, and existing public and private administrative rulings of the Internal Revenue Service, all of which are subject to change (possibly with retroactive effect). This summary is not intended to be a complete analysis and discussion of the federal income tax treatment of the ESPP, and does not discuss gift or estate taxes or the income tax laws of any municipality, state, or foreign country.

        The ESPP is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. An employee will not recognize income upon electing to participate in the ESPP or upon purchasing shares under the ESPP. If the employee does not dispose of shares for at lease two years from the beginning of the Offering Period in which the shares were purchased, or in the event of his or her death (whenever occurring), the employee will realize ordinary income upon the disposition (including by sale, gift or death) in an amount equal to the lesser of: (i) the excess of the fair market value of the shares at the time of disposition over their Purchase Price; or (ii) the excess of the fair market value of the shares on the first day of the Offering Period over their Purchase Price. Any additional gain will be taxed as long-term capital gain. If the fair market value of the shares at the time of their disposition is below the Purchase Price, the employee will not recognize any ordinary income, and any loss will be a long-term capital loss. The Company will not have a deductible expense as a result of the purchase of stock under the ESPP, unless there is a "disqualifying" disposition, as described in the next paragraph.

        If shares purchased under the ESPP are sold by an employee within two years after the beginning of the Offering Period in which the shares were purchased, then that sale constitutes a "disqualifying" disposition in which the employee will realize (1) ordinary income in an amount equal to the excess of the fair market value of the shares on the date of purchase (i.e., the last day of the Offering Period) over the Purchase Price, and (2) a capital gain or loss equal to the difference between: (i) the amount received for the shares; and (ii) the sum of the Purchase Price and the amount of ordinary income recognized. If the disqualifying disposition occurs more than one year after the date of purchase, any capital gain or loss will be long-term; otherwise it will be short-term. If an employee recognizes ordinary income as a result of a disqualifying disposition, the Company will be entitled to a corresponding deduction. To the extent required under the Code and Internal Revenue Service guidance, the Company will withhold income and employment taxes with respect to purchases and dispositions of shares under the ESPP.

Plan Benefits Table

        No purchase rights have been granted, and no shares have been issued, on the basis of the 75,000 share increase, which is the subject of this proposal. Participation in the ESPP is within the discretion of the eligible employees. Because benefits under the ESPP will depend on employees' elections to participate and the fair market value of the Company's common stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the share increase is approved by the stockholders. Mr. Willis and the non-employee directors are not eligible to participate in the ESPP. The table below reflects the number of shares and the dollar value of shares purchased by named executive officers, the executive group, non-executive director group and non-executive officer employee group during the 2009 fiscal year:

Name and Position	Dollar Value(1) ($)	Number (#)
Charles F. Willis, IV President, CEO	$—	—
Bradley S. Forsyth SVP, CFO	$11,825	1,000
Jesse Crews EVP, COO	$—	—
Donald A. Nunemaker EVP, GM-Leasing	$11,825	1,000
Thomas C. Nord SVP, General Counsel, Secretary	$11,825	1,000
Executive Group	$35,475	3,000
Non-Executive Director Group	$—	—
Non-Executive Officer Employee Group	$153,448	13,203

(1)
The price per share purchase was determined as described above of $9.20 (January 31, 2009 purchase) and $14.45 (July 31, 2009 purchase).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENT AND RESTATEMENT OF THE ESPP.

PROPOSAL 3
APPROVAL OF THE COMPANY'S PERFORMANCE-BASED COMPENSATION POLICY FOR
PURPOSES OF SECTION 162(M) OF THE INTERNAL REVENUE CODE

        Under section 162(m) of the Internal Revenue Code of 1986, in order for compensation in excess of $1,000,000 paid in any year to any "covered employee" (as defined by section 162(m) of the Code—currently, "covered employee" is defined as a company's chief executive officer or any of such company's three other most highly compensated executive officers named in the proxy statement, not including the chief financial officer) to be deductible by the Company, such compensation must qualify as "performance-based." The Compensation Committee has adopted the following performance-based compensation policy (the "Policy") under which annual bonuses for covered employees (as they may be constituted from time to time, and including persons who may become covered employees between the time of grant and payment of the award) would be performance-based for purposes of exemption from the limitations of Section 162(m). The Policy was adopted by the Board subject to stockholder approval, as of April 21, 2010. The following is a summary of the principal features of the Policy. This summary does not purport to be a complete description of all of the provisions of the Policy. A copy of the actual Policy is attached to this Proxy Statement as Exhibit B.

Employees Covered by the Policy

        The Policy applies to any "Covered Executive Officer," the definition of which is consistent with a "covered employee" under Section 162(m) of the Code described above. As of April 22, 2010, four employees would be covered by the Policy.

Establishment of Performance Measures

        Under the Policy, each year the Compensation Committee will establish one or more performance goals (or alternative performance goals) for a specified "Performance Period" to be attained for awards of incentive compensation to Covered Executive Officers intended to comply with the performance-based exception on or before the latest date permitted by Section 162(m) (in the case of annual incentive compensation, within ninety days after the beginning of each year).

Eligible Performance Measures and Methods of Calculation and Adjustments

        Unless otherwise approved pursuant to a stockholder vote, performance goals for incentive awards (other than options) will be based upon any one or more of the following objective measures ("Performance Measures"): (i) earnings (either in the aggregate or on a per-share basis, and either on a pre- or a post-tax basis); (ii) net income (either on a pre- or a post-tax basis); (iii) operating income (either on a pre- or a post-tax basis); (iv) operating profit (either on a pre- or a post-tax basis); (v) cash flow (either on a pre- or a post-tax basis); (vi) stockholder returns (including return on assets, investments, equity, or gross sales, and either on a pre- or post-tax basis); (vii) return measures (including return on assets, equity, or sales, and either on a pre- or a post-tax basis); (viii) earnings before or after either, or any combination of, interest, taxes, depreciation or amortization (EBITDA); (ix) gross revenues; (x) common stock share price (including growth measures and total stockholder return or attainment by the shares of a specified value for a specified period of time); (xi) reductions in expense levels in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more business units; (xii) market share; (xiii) annual net income to common stock; (xiv) earnings per share; (xv) annual cash flow provided by operations; (xvi) changes in annual revenues; (xvii) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, objectively identified project milestones, cost targets, and goals relating to acquisitions or divestitures; (xviii) sales; (xix) costs; (xx) results of customer satisfaction surveys; (xxi) service reliability; (xxii) operating and maintenance cost management; and/or (xxiii) achievement of business or operational goals such as market share and/or business development.

        The Compensation Committee may, on the date of grant of an annual incentive award intended to comply with the Performance-Based Exception, and in the case of other grants, at any time, provide that the formula for such incentive award may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss.

        The levels of performance required with respect to Performance Measures may be expressed in absolute or relative levels and may be based upon a set increase, set positive result, maintenance of the status quo, set decrease or set negative result. Performance Measures may differ for annual incentive awards to different Covered Executive Officers. The Compensation Committee shall specify the weighting (which may be the same or different for multiple objectives) to be given to each Performance Measure for purposes of determining the final amount payable with respect to any such annual incentive award. Any one or more of the Performance Measures may apply to the Covered Executive Officer, a department, or function within the Company; and may apply either alone or relative to the performance of other businesses or individuals (including industry or general market indices).

Limitations and Reductions of Awards Under the Policy

        In no event will the amount of an incentive compensation award for any Performance Period to any Covered Executive Officer be a dollar amount exceeding $4 million. Additionally, the Compensation Committee may, in its discretion, reduce the amount of an incentive compensation award payable to a Covered Executive Officer notwithstanding the attainment of any performance goal.

Amendment and Termination of the Policy

        The Compensation Committee may at any time terminate, suspend, amend or modify the Policy except that stockholder approval is required for any amendment or modification to the Policy that would be required by Section 162(m) of the Code.

Plan Benefits Table

        Benefits under this Policy depend on performance and are therefore not yet determinable. The amounts that the Covered Executive Officers earned under the non-equity incentive compensation plan for 2009 are set forth in the Summary Compensation Table for Fiscal Year 2009 under the column (g) labeled "Non-Equity Incentive Plan Compensation."

Stockholder Approval

        The Policy shall only become effective if the stockholders vote in favor of it. If the stockholders do not approve the Policy, the Compensation Committee will take the vote into account in making future decisions on compensation policies for Covered Executive Officers.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE COMPANY'S PERFORMANCE-BASED COMPENSATION POLICY FOR PURPOSES OF SECTION 162(M) OF THE INTERNAL REVENUE CODE.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of the Board of Directors (the "Audit Committee") oversees our accounting function, internal controls and financial reporting process on behalf of the Board of Directors. The Audit Committee is composed of three directors, each of whom is independent as defined by the NASDAQ listing standards and operates pursuant to the Audit Committee Charter which is available on the Company's website (www.willislease.com).

        The Audit Committee reviews our financial reporting process on behalf of the Board. Management has primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. KPMG, LLP ("KPMG"), the Company's independent auditor for 2009, is responsible for expressing opinions on the conformity of the Company's audited financial statements with generally accepted accounting principles and on the Company's internal control over financial reporting.

        In this context, the Audit Committee has reviewed and discussed with management and KPMG the audited financial statements for the year ended December 31, 2009 and KPMG's evaluation of the Company's internal control over financial reporting. The Audit Committee has discussed with KPMG the matters that are required to be discussed by Statement on Auditing Standards No. 114, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. KPMG has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG that firm's independence. The Audit Committee has concluded that KPMG's provision of audit and non-audit services to the Company is compatible with KPMG's independence.

        Based on the review and discussions referred to above, the Audit Committee recommended to our Board that the audited financial statements for the year ended December 31, 2009 be included in our Annual Report on Form 10-K for 2009 for filing with the SEC. This report is provided by the following independent directors, who comprise the Audit Committee:

  Robert T. Morris, Audit Committee Chairman
  W. William Coon, Jr.
  Gérard Laviec

PROPOSAL 4
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        The Audit Committee has appointed the firm of KPMG, LLP ("KPMG") to audit our 2010 financial statements, and KPMG also served in this capacity in 2009. Although not required by the Company's Bylaws or otherwise, the Audit Committee and the Board of Directors believe it appropriate, as a matter of good corporate practice, to request that the stockholders ratify the appointment of KPMG as the Company's independent registered public accounting firm for fiscal 2010. If the stockholders do not so ratify, the Audit Committee will reconsider the appointment and may retain KPMG or another firm without re-submitting the matter to the Company's stockholders. Even if the stockholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and the stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM.

  Fees Billed to Willis Lease by KPMG LLP

        For the 2009 and 2008 fiscal years, fees for services provided by KPMG LLP to us were as follows(3):

	2009	2008
A. Audit Fees(1)	$646,721	$573,612
B. Audit Related Fees(2)	—	31,300

	$646,721	$604,912

(1)
Audit fees billed to us by KPMG during the 2009 and 2008 fiscal years include the audit of our annual financial statements and quarterly reviews of financial statements included in our quarterly reports on Form 10-Q.

(2)
Amounts billed under Audit-related fees for 2008 are for professional services rendered in issuing a comfort letter in connection with the WEST 2008 offering memorandum associated with the 2008 series WEST term notes.

(3)
There were no tax or other fees paid to KPMG in 2009 or 2008.

        All fees described above were approved by the Audit Committee.

        The Audit Committee requires that any services to be provided by our auditors must be approved in advance by the Audit Committee. If approval is required before the Committee can act, a single member of the Committee can approve an engagement, subject to ratification by the Committee at its next meeting. All services were pre-approved by the Committee or its Chair.

        KPMG will be at our Annual Meeting. They will have the opportunity to make a statement, if they desire to do so. They will be available to respond to appropriate questions from stockholders.

EQUITY COMPENSATION PLAN INFORMATION

        The following table outlines our Equity Compensation Plan Information as of December 31, 2009. The information below relates to our Employee Stock Purchase Plan, the 1996 Stock Option Plan which terminated June 19, 2006 and the 2007 Incentive Stock Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Plans Not Approved by Stockholders
None	n/a	n/a	n/a
Plans Approved by Stockholders
Employee Stock Purchase Plan	—	n/a	42,368	(1)
1996 Stock Option/Stock Issuance Plan*	1,019,788	$6.68	—
2007 Stock Incentive Plan	—	n/a	1,174,961

Total	1,019,788	$6.68	1,217,329

*
Plan expired

(1)
This number is based on the 175,000 shares authorized for issuance under the ESPP.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        As required by NASDAQ rules, all material discretionary transactions between us and our Directors, executive officers or known principal stockholders (or their respective affiliates) must be approved by the Audit Committee. The Audit Committee does not intend to approve any such transactions unless it believes that they are on terms no less favorable to us than could be obtained from unaffiliated third parties. On June 18, 2009, the Board adopted a formal policy governing the disclosure and approval of related party transactions. That policy is available on the Company's web site (www.willislease.com).

        Gavarnie Holding, LLC, a Delaware limited liability company ("Gavarnie") owned by Charles F. Willis, IV, purchased the stock of Aloha Island Air, Inc., a Delaware Corporation, ("Island Air") from Aloha AirGroup, Inc. ("Aloha") on May 11, 2004. Charles F. Willis, IV is the President, CEO and Chairman of our Board of Directors. Island Air leases four DeHaviland DHC-8-100 aircraft and two spare engines from us. In 2006, in response to a fare war commenced by a competitor, Island Air requested a reduction in lease rent payments. The Board of Directors subsequently approved 14 months of lease rent deferrals totaling $784,000. All deferrals were accounted for as a reduction in lease revenue in the applicable period. Because of the question regarding collectability of amounts due under these leases, lease rent revenue for these leases have been recorded on a cash basis until such time as collectability becomes reasonably assured. After taking into account the deferred amounts, Island Air owes us $1.5 million in overdue rent related to February - December 2009. We hold letters of credit for $368,000 which may be used to partially offset our claims against Island Air.

        Due to their dependence on tourism Hawaiian carriers have suffered from the current economic environment more than other airlines. As a result, Island Air is experiencing cash flow difficulties, which is affecting their payments to us. We are in continuing discussions with Island Air to restructure the leases in a way that will enable them to pay their obligations on a current basis and pay the deferred amounts over time. Due to concern regarding Island Air's ability to meet lease return conditions and after reviewing the maintenance status and condition of the leased assets, the Company recorded a reduction in the carrying value of these assets of $0.8 million in the second quarter of 2008. Since that time, Island Air has addressed the maintenance condition of the leased assets. Including the 2008 write down, the aircraft and engines on lease to Island Air have a net book value of $4.1 million at December 31, 2009. Island Air is returning one airframe to us which will reduce our asset exposure.

        We entered into a Consignment Agreement dated January 22, 2008, with J.T. Power, LLC ("J.T. Power"), an entity whose majority member, Austin Willis, is the son of our President and Chief Executive Officer, and directly and indirectly, a stockholder of ours as well as a Director of the Company. According to the terms of the Consignment Agreement, J.T. Power is responsible to market and sell parts from the teardown of three engines with a book value of $4.2 million. During the year ended December 31, 2009, sales of consigned parts were $0.05 million. On November 17, 2008, we entered into a Consignment Agreement with J.T. Power in which they are responsible to market and sell parts from the teardown of one engine with a book value of $1.0 million. During the year ended December 31, 2009, sales of consigned parts were $0.5 million. On February 25, 2009, we entered into a Consignment Agreement with J.T. Power in which they are responsible to market and sell parts from the teardown of one engine with a book value of $133,400. During the year ended December 31, 2009, sales of consigned parts were $0.1 million. On July 31, 2009, we entered into a Consignment Agreement with J.T. Power in which they are responsible to market and sell parts from the teardown of one engine with a book value of $0.5 million. During the year ended December 31, 2009, sales of consigned parts were $0.01 million. On July 27, 2006, we entered into an Aircraft Engine Agency Agreement with J.T. Power, in which we will, on a non-exclusive basis, provide engine lease opportunities with respect to available spare engines at J.T. Power. J.T. Power will pay us a fee based on a percentage of the rent collected by J.T. Power for the duration of the lease including renewals thereof. We earned no revenue during the year ended December 31, 2009 under this program.

        The Company has entered into an Independent Contractor Agreement dated September 9, 2009 with Hans Joerg Hunziker, a member of our Board of Directors. Under this Agreement, Mr. Hunziker will provide services in connection with the identification and qualification of potential investors in our equity securities. The board has determined that, notwithstanding this limited assignment, Mr. Hunziker remains an independent director.

        Under a Time Sharing Agreement dated as of March 1, 2005 between the Company and Charles F. Willis, Mr. Willis has the ability to lease the Company's Canadair Challenger aircraft from time to time for his personal use on an as needed as available basis. During 2007 he leased the aircraft for a total of 5.7 hours and paid the Company $12,150 for expenses related to the operation of the aircraft. During 2008 he did not lease the aircraft from the Company. During 2009 he leased the aircraft for a total of 3.3 hours and paid the Company $5,598 for expenses related to the operation of the aircraft.

STOCKHOLDER PROPOSALS

        Stockholder proposals intended to be considered at the 2011 Annual Meeting of Stockholders must, under Rule 14a-8 of the Securities Exchange Act of 1934, be received by us no later than December 31, 2009. Your proposal(s) must be mailed to our executive offices, 773 San Marin Drive, Suite 2215, Novato, California 94998, Attention: Corporate Secretary. Your proposal(s) may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

        Alternatively, under our Bylaws, a proposal or nomination that you do not seek to include in our proxy statement pursuant to Rule 14a-8 may be submitted in writing to our Corporate Secretary for the 2011 Annual Meeting of Stockholders not less than 90 days prior to the first anniversary of the preceding year's annual meeting, unless the date of the 2011 Annual Meeting of Stockholders is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary of the 2010 Annual Meeting. For our 2011 Annual Meeting of Stockholders, this means that of your proposal(s) or nomination(s) must be submitted no later than February 19, 2011 (which is 90 calendar days before the anniversary of the 2010 Annual Meeting). If the date of our 2011 Annual Meeting of Stockholders is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary of our 2010 Annual Meeting, you must submit any such proposal or nomination no later than the close of business on the later of the 90th day prior to the 2011 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of such meeting is first made. Your submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to your ownership of our common stock.

 STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

        We are sending only one copy of our annual report and proxy statement to stockholders who share the same last name and address unless they have notified us that they want to continue receiving multiple copies. If you would like to have additional copies of our annual report and/or proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please either contact us at 415-408-4700 or submit your request to Willis Lease Finance Corporation, attention Assistant Secretary, 773 San Marin Drive, Suite 2215, Novato, CA 94998. We will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request. You may also contact us as described above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

OTHER MATTERS

        Our management does not know of any matters to be presented at the 2010 Annual Meeting of Stockholders other than those set forth herein and in the Notice accompanying this proxy statement.

By Order of the Board of Directors,

Charles F. Willis, IV Chairman of the Board

Date: April 30, 2010

Exhibit A
Willis Lease Finance Corporation Employee Stock Purchase Plan

WILLIS LEASE FINANCE CORPORATION
EMPLOYEE STOCK PURCHASE PLAN
As Amended and Restated Effective May 20, 2010

ARTICLE I—PURPOSE OF THE PLAN AND DEFINITIONS

        1.1   This Employee Stock Purchase Plan is intended to promote the interests of Willis Lease Finance Corporation by providing eligible employees with the opportunity to purchase shares of the Corporation's common stock through participation in a payroll-deduction based employee stock purchase plan designed to qualify under Section 423 of the Code.

        1.2   Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.

ARTICLE II—ADMINISTRATION OF THE PLAN

        2.1.  The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Code Section 423. Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.

ARTICLE III—STOCK SUBJECT TO PLAN

        3.1.  The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed 250,000 shares.

        3.2.  If any change is made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to: (i) the maximum number and class of securities issuable under the Plan; (ii) the maximum number and class of securities purchasable per Participant on any one Purchase Date and (iii) the number and class of securities and the price per share in effect under each outstanding purchase right in order to prevent the dilution or enlargement of benefits thereunder.

ARTICLE IV—OFFERING PERIODS

        4.1.  Shares of Common Stock shall be offered for purchase under the Plan through a series of successive Offering Periods until such time as: (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

        4.2.  Each Offering Period shall be of such duration (not to exceed twenty-four months) as determined by the Plan Administrator. The next Offering Period shall commence on the first business day in August 2010, and subsequent Offering Periods shall commence as designated by the Plan Administrator.

        4.3.  Each Offering Period shall be comprised of a series of one or more successive Purchase Intervals. Purchase Intervals shall run from the first business day in February each year to the last business day in July of the same year and from the first business day in August each year to the last business day in January of the following year.

        4.4.  If the Fair Market Value per share of Common Stock on any Purchase Date within an Offering Period be less than the Fair Market Value per share of Common Stock on the start date of that Offering Period, then that Offering Period shall automatically terminate immediately after the purchase of shares of Common Stock on such Purchase Date. A new Offering Period shall commence on the next business day following such Purchase Date. The new Offering Period shall have a duration of twenty four months, unless a shorter duration is established by the Plan Administrator within ten business days following the start date of that Offering Period.

ARTICLE V—ELIGIBILITY

        5.1.  Each individual who is an Eligible Employee at the beginning of an Offering Period may enter that Offering Period at such time or at the beginning of a subsequent Purchase Interval within that Offering Period, provided he or she remains an Eligible Employee.

        5.2.  Each individual who first becomes an Eligible Employee after the start date of an Offering Period may enter that Offering Period on the first day of any subsequent Purchase Interval within that Offering Period.

        5.3.  The date an individual enters an Offering Period shall be designated his or her Entry Date for purposes of that Offering Period.

        5.4.  To participate in the Plan for a particular Offering Period, an Eligible Employee must complete the enrollment forms prescribed by the Plan Administrator (including a stock purchase agreement and a payroll deduction authorization) and file such forms with the Plan Administrator (or its designate) on or before his or her scheduled Entry Date.

ARTICLE VI—PAYROLL DEDUCTIONS

        6.1.  The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock during an Offering Period may be any multiple of one percent of the Base Salary paid to the Participant during each Purchase Interval within that Offering Period, up to a maximum of ten percent. The deduction rate so authorized shall continue in effect throughout the Offering Period. The rate may be changed as provided below:

          a.     The Participant may, at any time during the Offering Period, reduce his or her rate of payroll deduction to become effective as soon as possible after filing the appropriate form with the Plan Administrator. The Participant may not, however, effect more than one such reduction per Purchase Interval.

          b.     The Participant may, prior to the commencement of any new Purchase Interval within an Offering Period, increase the rate of his or her payroll deduction by filing the appropriate form with the Plan Administrator. The new rate (which may not exceed the ten percent maximum) shall become effective on the start date of the first Purchase Interval following the filing of such form.

        6.2.  Payroll deductions shall begin on the first payday following the Participant's Entry Date and shall (unless sooner terminated or reduced by the Participant) continue through the payday ending with or immediately prior to the last day of that Offering Period. The amounts so collected shall be credited to the Participant's account under the Plan, but no interest shall be paid on the balance from time to time in such account. The amounts collected from the Participant shall not be held in any segregated account or trust fund and may be commingled with the general assets of the Corporation and used for general corporate purposes.

        6.3.  Payroll deductions shall automatically cease upon the termination of the Participant's purchase right in accordance with the provisions of the Plan.

        6.4.  The Participant's acquisition of Common Stock under the Plan on any Purchase Date shall neither limit nor require the Participant's acquisition of Common Stock on any subsequent Purchase Date, whether within the same or a different Offering Period.

 ARTICLE VII—PURCHASE RIGHTS

        7.1.  A Participant shall be granted a separate purchase right for each Offering Period in which he or she participates. The purchase right shall be granted on the Participant's Entry Date and shall provide the Participant with the right to purchase shares of Common Stock, in a series of successive installments over the remainder of such Offering Period, upon the terms set forth below. The Participant shall execute a stock purchase agreement embodying such terms and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

        Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Corporation or any Corporate Affiliate.

        7.2.  Each purchase right shall be automatically exercised in installments on each successive Purchase Date within the Offering Period, and shares of Common Stock shall accordingly be purchased on behalf of each Participant (other than Participants whose payroll deductions have previously been refunded pursuant to the termination of purchase right provisions of Section 7.6 below). The purchase shall be effected by applying the Participant's payroll deductions for the Purchase Interval ending on such Purchase Date to the purchase of whole shares of Common Stock as provided below.

        7.3.  The purchase price per share at which Common Stock will be purchased on the Participant's behalf on each Purchase Date within the Offering Period shall not be less than eighty-five percent of the lower of (i) the Fair Market Value per share of Common Stock on the Participant's Entry Date into that Offering Period or (ii) the Fair Market Value per share of Common Stock on that Purchase Date.

        7.4.  The number of shares of Common Stock purchasable by a Participant on each Purchase Date during the Offering Period shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during the Purchase Interval ending with that Purchase Date by the purchase price in effect for the Participant for that Purchase Date. However, the maximum number of shares of Common Stock purchasable per Participant on any one Purchase Date shall not exceed five hundred shares, as adjusted pursuant to Section 3.2. of this Plan.

        7.5.  Any payroll deductions not applied to the purchase of shares of Common Stock on any Purchase Date because they are insufficient to purchase a whole share of Common Stock shall be held for the purchase of Common Stock on the next Purchase Date. However, any payroll deductions not applied to the purchase of Common Stock by reason of the limitation on the maximum number of shares purchasable by the Participant on the Purchase Date shall be promptly refunded.

        7.6.  The following provisions shall govern the termination of outstanding purchase rights:

          a.     A Participant may, at any time prior to the next scheduled Purchase Date in the Offering Period, terminate his or her outstanding purchase right by filing the appropriate form with the Plan Administrator (or its designate), and no further payroll deductions shall be collected from the Participant with respect to the terminated purchase right. Any payroll deductions collected during the Purchase Interval in which such termination occurs shall be immediately refunded to the Participant.

          b.     The termination of such purchase right shall be irrevocable, and the Participant may not subsequently rejoin the Offering Period for which the terminated purchase right was granted. In order to resume participation in any subsequent Offering Period, such individual must re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms).

          c.     If the Participant ceases to be an Eligible Employee for any reason (including death, disability or change in status) while his or her purchase right remains outstanding, then that purchase right shall immediately terminate, and all of the Participant's payroll deductions for the Purchase Interval in which the purchase right so terminates shall be immediately refunded. However, if the Participant ceases to remain in active service by reason of an approved unpaid leave of absence, then the Participant shall have the right, exercisable up until the last business day of the Purchase Interval in which such leave commences, to (a) withdraw all the payroll deductions collected to date on his or her behalf for that Purchase Interval or (b) have such funds held for the purchase of shares on his or her behalf on the next scheduled Purchase Date. In no event shall any further payroll deductions be collected on the Participant's behalf during such leave. On the Participant's return to active service, his or her payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began, unless the Participant reduces such contributions or withdraws from the Plan prior to his or her return.

        7.7.  Each outstanding purchase right shall automatically be exercised, immediately prior to the effective date of any Corporate Transaction, by applying the payroll deductions of each Participant for the Purchase Interval in which such Corporate Transaction occurs to the purchase of whole shares of Common Stock at a purchase price per share not less than eighty-five percent of the lower of (i) the Fair Market Value per share of Common Stock on the Participant's Entry Date into the Offering Period in which such Corporate Transaction occurs or (ii) the Fair Market Value per share of Common Stock immediately prior to the effective date of such Corporate Transaction. The applicable limitation on the number of shares of Common Stock purchasable per Participant shall continue to apply to any such purchase.

        The Corporation shall use its best efforts to provide at least ten days prior written notice of the occurrence of any Corporate Transaction, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of the Corporate Transaction and receive a refund of their accumulated payroll deductions.

        7.8.  If the total number of shares of Common Stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded.

        7.9.  The purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant.

        7.10.  A Participant shall have no stockholder rights with respect to the shares subject to his or her outstanding purchase right until shares are purchased on the Participant's behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

ARTICLE VIII—ACCRUAL LIMITATIONS

        8.1.  No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Corporation or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand Dollars ($25,000) worth of stock of the Corporation or any Corporate Affiliate (determined on the basis of the Fair Market Value per share on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

        8.2.  For purposes of applying such accrual limitations to the purchase rights granted under the Plan, the following provisions shall be in effect:

          a.     The right to acquire Common Stock under each outstanding purchase right shall accrue in a series of installments on each successive Purchase Date during the Offering Period on which such right remains outstanding.

          b.     No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Stock under one or more other purchase rights at a rate equal to Twenty-Five Thousand Dollars ($25,000) worth of Common Stock (determined on the basis of the Fair Market Value per share on the date or dates of grant) for each calendar year such rights were at any time outstanding.

        8.3.  If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular Purchase Interval, then the payroll deductions which the Participant made during that Purchase Interval with respect to such purchase right shall be promptly refunded.

        8.4.  If there is any conflict between the provisions of this Article and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article shall be controlling.

ARTICLE IX—EFFECTIVE DATE AND TERM OF THE PLAN

        9.1.  The Plan was initially adopted by the Board on June 20, 1996, amended and restated on August 1, 1998, further amended and restated as of August 1, 2004, and further amended and restated as of May 20, 2010, provided no purchase rights granted under the Plan shall be exercised, and no shares of Common Stock shall be issued hereunder beyond those 175,000 authorized as of August 1, 2004, until (i) the Plan shall have been approved by the stockholders of the Corporation and (ii) the Corporation shall have complied with all applicable requirements the Securities Act of 1933, all applicable listing requirements of the NASDAQ National Market or any stock exchange on which the Common Stock is listed for trading and all other applicable requirements established by law or regulation.

        9.2.  Unless sooner terminated by the Board, the Plan shall terminate on the earliest of (i) the last business day in July 2020, (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan or (iii) the date on which all purchase rights are exercised in connection with a Corporate Transaction. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following such termination.

ARTICLE X—AMENDMENT OF THE PLAN

        10.1.  The Board may alter, amend, suspend or discontinue the Plan at any time to become effective immediately following the close of any Purchase Interval.

        10.2.  In no event may the Board effect any of the following amendments or revisions to the Plan without the approval of the Corporation's stockholders: (i) increase the number of shares of Common Stock issuable under the Plan or the maximum number of shares purchasable per Participant on any one Purchase Date, except for permissible adjustments pursuant to Section 3.2.; (ii) alter the purchase price formula so as to reduce the purchase price payable for the shares of Common Stock purchasable under the Plan or (iii) materially increase the benefits accruing to Participants under the Plan or materially modify the requirements for eligibility to participate in the Plan.

 ARTICLE XI—GENERAL PROVISIONS

        11.1.  All costs and expenses incurred in the administration of the Plan shall be paid by the Corporation.

        11.2.  Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Corporation or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person's employment at any time for any reason, with or without cause.

        11.3.  The provisions of the Plan shall be governed by the laws of the State of California without resort to that State's conflict-of-laws rules.

Schedule A
Corporations Participating in
Employee Stock Purchase Plan
As of August 1, 2010

Willis Lease Finance Corporation

APPENDIX

        The following definitions shall be in effect under the Plan:

        A.    Base Salary shall mean the (i) regular base salary paid to a Participant by one or more Participating Companies during such individual's period of participation in one or more Offering Periods under the Plan plus (ii) any pre-tax contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Corporation or any Corporate Affiliate. The following items of compensation shall not be included in Base Salary: (i) all overtime payments, bonuses, commissions (other than those functioning as base salary equivalents), profit-sharing distributions and other incentive-type payments and (ii) any and all contributions (other than Code Section 401(k) or Code Section 125 contributions) made on the Participant's behalf by the Corporation or any Corporate Affiliate under any employee benefit or welfare plan now or hereafter established.

        B.    Board shall mean the Corporation's Board of Directors.

        C.    Code shall mean the Internal Revenue Code of 1986, as amended.

        D.    Common Stock shall mean the Corporation's common stock.

        E.    Corporate Affiliate shall mean any parent or subsidiary corporation of the Corporation (as determined in accordance with Code Section 424), whether now existing or subsequently established.

        F.     Corporate Transaction shall mean either of the following stockholder-approved transactions to which the Corporation is a party:

            (i)  a merger or consolidation in which securities possessing more than fifty percent of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

           (ii)  the sale, transfer or other disposition of all or substantially all of the assets of the Corporation in complete liquidation or dissolution of the Corporation.

        G.    Corporation shall mean Willis Lease Finance Corporation, a California corporation, and any corporate successor to all or substantially all of the assets or voting stock of Willis Lease Finance Corporation which shall by appropriate action adopt the Plan.

        H.    Effective Time shall mean the time at which the Board adopts the Plan in accordance with applicable law. Any Corporate Affiliate which becomes a Participating Corporation after such Effective Time shall designate a subsequent Effective Time with respect to its Participants.

        I.     Eligible Employee shall mean any person who is employed by a Participating Corporation on a basis under which he or she is regularly expected to render more than twenty hours of service per week for more than five months per calendar year for earnings considered wages under Code Section 3401(a).

        J.     Entry Date shall mean the date an Eligible Employee first commences participation in the Offering Period in effect under the Plan. The earliest Entry Date under the Plan shall be the Effective Time.

        K.    Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

            (i)  If the Common Stock is at the time traded on the NASDAQ National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the NASDAQ National Market or any successor system. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

           (ii)  If the Common Stock is at the time listed on any stock exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the stock exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

        L.    Participant shall mean any Eligible Employee of a Participating Corporation who is actively participating in the Plan.

        M.   Participating Corporation shall mean the Corporation and such Corporate Affiliate or Affiliates as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Employees. The Participating Corporations in the Plan as of the Effective Time are listed in attached Schedule A.

        N.    Plan shall mean the Corporation's Employee Stock Purchase Plan, as set forth in this document and as amended or restated from time to time.

        O.    Plan Administrator shall mean the Compensation Committee of the Corporation's Board of Directors.

        P.     Purchase Date shall mean the last business day of each Purchase Interval. The initial Purchase Date of this Amended and Restated Plan shall be the last business day of July 2010.

        Q.    Purchase Interval shall mean each successive six month period within the Offering Period at the end of which there shall be purchased shares of Common Stock on behalf of each Participant.

        R.    Offering Period shall mean a twenty-four month period, unless the Plan Administrator shall establish a shorter term, consisting of successive Purchase Intervals. An Offering Period may be terminated early as provided in this Plan.

Exhibit B
Willis Lease Finance Corporation Performance-Based Compensation Policy

WILLIS LEASE FINANCE CORPORATION
PERFORMANCE-BASED COMPENSATION POLICY

        1.    Purpose.    The purpose of the Willis Lease Finance Corporation (the "Company') Performance-Based Compensation Policy (the "Policy") is to establish one or more performance goals for payment of incentive compensation other than stock options and the maximum amount of such incentive compensation that may be paid to certain executive officers. It is the intention of the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board") that incentive compensation awarded to each Covered Executive Officer (as defined below) be deductible by the Company for federal income tax purposes in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), any regulations promulgated thereunder, and any rulings published by the Internal Revenue Service related thereto (the "Regulations").

        2.    Covered Executive Officers.    This Policy applies to any individual (a "Covered Executive Officer") who on the last day of the taxable year is (a) the principal executive officer of the Company or is acting in such capacity, or (b) an executive officer and whose name and total compensation for the taxable year is required to be disclosed in the Company's proxy statement delivered to stockholders pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the "Exchange Act") by reason of the individual being among the Company's three highest compensated executive officers for the taxable year (other than by reason of being the principal executive officer or principal financial officer). Whether an individual is the principal executive officer, or among the three highest compensated executive officers other than the principal executive officer or principal financial officer shall be determined pursuant to the executive compensation disclosure rules under the Exchange Act. To the extent "covered employee" under Section 162(m) of the Code (including, without limitation, by subsequent interpretation or amendment) includes additional individuals with respect to the Company, such additional individuals shall also be Covered Executive Officers for purposes of this Policy.

        3.    Compliance with Section 162(m) of the Code.    All incentive awards granted to Covered Executive Officers may comply with the exclusion for performance-based compensation within the meaning of Section 162(m) of the Code ("Performance-Based Exception"), provided that to the extent Section 162(m) of the Code requires periodic stockholder approval of performance measures, such approval shall not be required for the continuation of the Policy or as a condition to grant any incentive award hereunder after such approval is required. In addition, if changes are made to Section 162(m) of the Code to permit flexibility with respect to the annual incentive awards available under the Policy, the Committee may, subject to this policy, make any adjustments to such incentive awards as it deems appropriate. An incentive compensation award to a Covered Executive Officer may be paid in the form of cash, stock, restricted share rights, or restricted stock, or any combination thereof. Payment of an incentive compensation award to a Covered Executive Officer will be contingent upon the attainment of the performance goal or goals for the calendar year, commencing January 1 and ending December 31 (a "Performance Period") for such Covered Executive Officer by the Committee as provided herein. The Committee shall retain the discretion to reduce the incentive compensation award payable to a Covered Executive Officer, notwithstanding attainment of any performance goal.

        The Committee shall establish in writing one or more performance goals to be attained (which performance goals may be stated as alternative performance goals) for each Covered Executive Officer for a Performance Period on or before the latest date permitted under Section 162(m) of the Code or the Regulations.

        Unless and until the Board proposes for stockholder vote and stockholders approve a change in the general performance measures set forth in this Section, for incentive awards (other than options) designed to qualify for the Performance-Based Exception, the objective Performance Measure(s) shall be chosen from among the following ("Performance Measures"):

  (i)
  Earnings (either in the aggregate or on a per-share basis);

  (ii)
  Net income;

  (iii)
  Operating income;

  (iv)
  Operating profit;

  (v)
  Cash flow;

  (vi)
  Stockholder returns (including return on assets, investments, equity, or gross sales);

  (vii)
  Return measures (including return on assets, equity, or sales);

  (viii)
  Earnings before or after either, or any combination of, interest, taxes, depreciation or amortization (EBITDA);

  (ix)
  Gross revenues;

  (x)
  Common Stock share price (including growth measures and total stockholder return or attainment by the Shares of a specified value for a specified period of time);

  (xi)
  Reductions in expense levels in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more business units;

  (xii)
  Market share;

  (xiii)
  Annual net income to common stock;

  (xiv)
  Earnings per share;

  (xv)
  Annual cash flow provided by operations;

  (xvi)
  Changes in annual revenues;

  (xvii)
  Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, objectively identified project milestones, cost targets, and goals relating to acquisitions or divestitures;

  (xviii)
  Sales;

  (xix)
  Costs;

  (xx)
  Results of customer satisfaction surveys;

  (xxi)
  Service reliability;

  (xxii)
  Operating and maintenance cost management; and/or

  (xxiii)
  Achievement of business or operational goals such as market share and/or business development;

provided that subsections (i) through (vii) may be measured on a pre- or post-tax basis; and provided further that the Board may, on the date of grant of an annual incentive award intended to comply with the Performance-Based Exception, and in the case of other grants, at any time, provide that the formula for such Stock Award may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss. For annual incentive awards intended to comply with the Performance-Based Exception, the Board shall set the Performance Measures within the time period prescribed by Section 162(m) of the Code. The levels of performance required with respect to Performance Measures may be expressed in absolute or relative levels and may be based upon a set increase, set positive result, maintenance of the status quo, set decrease or set negative result. Performance Measures may differ for annual incentive awards to different Participants. The Board shall specify the weighting (which may be the same or different for multiple objectives) to be given to each performance objective for purposes of determining the final amount payable with respect to any such annual incentive award. Any one or more of the Performance Measures may apply to the Covered Executive Officer, a department, unit, division or function within the Company or any one or more Affiliates; and may apply either alone or relative to the performance of other businesses or individuals (including industry or general market indices).

        The maximum amount of an incentive compensation award for any Performance Period to any Covered Executive Officer shall be a dollar amount not to exceed four million dollars.

        4.    Applicability of Certain Provisions of the 2007 Stock Incentive Compensation Plan to incentive compensation awards.    An incentive compensation award paid in stock, restricted share rights, or restricted stock pursuant to this Policy shall be governed by the provisions (other than provisions with respect to the computation of such award) of the Company's 2007 Stock Incentive Compensation Plan.

        5.    Effective Date; Amendment and Termination.    Subject to approval by the stockholders of the Company, this Policy shall be effective as of January 1, 2010. No incentive compensation award shall be paid pursuant to this Policy unless this Policy has been approved by the stockholders of the Company. The Committee may at any time terminate, suspend, amend or modify this Policy except that stockholder approval shall be required for any amendment or modification to this Policy that, in the opinion of counsel, would be required by Section 162(m) of the Code or the Regulations.

14475 WILLIS LEASE FINANCE CORPORATION 2010 Annual Meeting of Stockholders May 20, 2010 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Charles F. Willis, IV, Thomas C. Nord and Bradley S. Forsyth, and each of them, as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse, all of the shares of Common Stock of WILLIS LEASE FINANCE CORPORATION held of record by the undersigned on March 22, 2010, at the 2010 Annual Meeting of Stockholders of the Company to be held on May 20, 2010 or at any adjournment thereof. The Board of Directors recommends a vote FOR THE NOMINEES listed in Proposal 1 and FOR Proposals 2, 3 and 4. This proxy will be voted in accordance with the choices specified by the undersigned on the other side of this proxy. IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED HEREIN, THIS PROXY WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR THE ELECTION OF THE NOMINEES FOR CLASS III OF THE BOARD OF DIRECTORS NAMED ON THE OTHER SIDE HEREOF, FOR PROPOSALS 2, 3 AND 4, AND ON ANY OTHER MATTERS TO BE VOTED WHICH ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING. PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. (Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF WILLIS LEASE FINANCE CORPORATION May 20, 2010 IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting and proxy statement are available at http://materials.proxyvote.com/970646 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Directors: O Charles F. Willis, IV O Hans Joerg Hunziker 2. To approve the amendment and restatement of the Company's Employee Stock Purchase Plan (the "ESPP") to increase the maximum number of shares of common stock authorized for issuance over the term of the ESPP from 175,000 to 250,000 shares and extend the term of the ESPP until the last business day of July 2020. 3. To approve the Company's Performance-Based Compensation Policy for purposes of Section 162(m) of the Internal Revenue Code. 4 To ratify the appointment of KPMG, LLC as the Company's independent public accounting firm. 5. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof. FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3 AND 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20230030300000000000 4 052010 FOR ALL EXCEPT (See instructions below)) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: FOR AGAINST ABSTAIN